Exhibit 10.1

CREDIT AGREEMENT

by and among

SEITEL, INC.

as Parent, and as U.S. Borrower,

OLYMPIC SEISMIC LTD.,

as Canadian Borrower

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

WELLS FARGO CAPITAL FINANCE, LLC

as U.S. Agent

and

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA

as Canadian Agent

Dated as of May 25, 2011

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of May 25, 2011, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent and collateral agent for the U.S. Lenders (in such capacity, together with its successors and assigns in such capacity, “U.S. Agent”), WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, a corporation incorporated under the laws of the Province of Ontario, as administrative agent and collateral agent for the Canadian Lenders (in such capacity, together with its permitted successors and assigns in such capacity, “Canadian Agent”), Seitel, Inc., a Delaware corporation (“Parent” or “U.S. Borrower”) and Olympic Seismic Ltd., a corporation incorporated under the laws of the Province of Alberta (“Canadian Borrower” and together with the U.S. Borrower and any other Subsidiary of Parent designated by Parent as a “Borrower” hereunder, individually, “Borrower” and collectively, “Borrowers”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Borrowers notify Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agents notify Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3 Code; PPSA. Any terms used in this Agreement that are defined in (a) the Code shall be construed and defined as set forth in the Code unless otherwise defined herein (provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in

Article 9 of the Code shall govern) and (b) the PPSA shall be construed and defined as set forth in the PPSA.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available U.S. or Canadian funds, as applicable, (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization if requested by a Bank Product Provider) of all of the Obligations (including the payment of any Lender Group Expenses that have accrued irrespective of whether demand has been made therefore and the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) for which Bank Product Collateralization has not been requested, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOANS AND TERMS OF PAYMENT.

2.1 U.S. Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each U.S. Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“U.S. Advances”) to any U.S. Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i) such U.S. Lender’s Revolver Commitment, or

(ii) such U.S. Lender’s Pro Rata Share of an amount equal to the U.S. Maximum Revolver Amount less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Canadian Advances outstanding at such time (converted from Canadian Dollars into the equivalent amount thereof in Dollars as determined by U.S. Agent or U.S. Issuing Lender, as the case may be, at such time), plus (3) the principal amount of Swing Loans outstanding at such time; provided, that the requested U.S. Borrowing would not exceed the Availability on such Funding Date.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the U.S. Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Anything to the contrary in Section 2.1 notwithstanding, U.S. Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the U.S. Borrowing Base and the U.S. Maximum Revolver Amount in such amounts, and with respect to such matters, as U.S. Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the U.S. Bank Product Reserve Amount, and (ii) reserves with respect to (A) sums that Parent or its Subsidiaries are required to pay under this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, and (B) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the U.S. Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust, in the Permitted Discretion of U.S. Agent likely would have a priority superior to U.S. Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the U.S. Collateral (such reserves described in this Section 2.1(c), the “Applicable U.S. Reserves”).

2.2 Canadian Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Canadian Lender agrees to make revolving loans (“Canadian Advances”) to any Canadian Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i) such Canadian Lender’s Canadian Revolver Commitment, or

(ii) an amount equal to the Maximum Canadian Revolver Amount less the Canadian Letter of Credit Usage at such time; provided, that the requested Canadian Borrowing would not exceed the Availability on such Funding Date.

(b) Amounts borrowed pursuant to this Section 2.2 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Canadian Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Anything to the contrary in this Section 2.2 notwithstanding, Canadian Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Canadian Borrowing Base and the Maximum Canadian Revolver Amount in such amounts, and with respect to such matters, as Canadian Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Canadian Bank Product Reserve Amount, (ii) reserves with respect to (A) sums that Parent or its Subsidiaries are required to pay under this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, and (B) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Canadian Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust, in the Permitted Discretion of Canadian Agent likely would have a priority superior to Canadian Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Canadian Collateral and (iii) reserves for any unpaid Statutory Lien Payments specified in Section 4.30 (such reserves described in this Section 2.2(c), the “Applicable Canadian Reserves” and together with the Applicable U.S. Reserves, the “Applicable Reserves”).

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing.

(i) Each U.S. Borrowing shall be made by a written request by an Authorized Person of the applicable U.S. Borrower delivered to U.S. Agent. Such notice must be received by U.S. Agent no later than 1:00 p.m. (Eastern Standard time) on the Business Day prior to the date that is the requested Funding Date, except to the extent such U.S. Borrower is electing (A) a LIBOR Rate Loan, and in such case such U.S. Borrower must comply with Section 2.13 or (B) a U.S. Swing Loan, and in such case notice must be received by U.S. Agent no later than 1:00 p.m. (Eastern Standard time) on the Business Day that is the requested Funding Date, in each case, specifying (i) the amount of such U.S. Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At U.S. Agent’s election, in lieu of delivering the above-described written request, any Authorized Person of such U.S. Borrower may give U.S. Agent telephonic notice of such request by the required time. In such circumstances, such U.S. Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(ii) Each Canadian Borrowing shall be made by a written request by an Authorized Person of the applicable Canadian Borrower delivered to Canadian Agent. Such notice must be received by Canadian Agent no later than 1:00 p.m. (Eastern Standard time) on the Business Day prior to the date that is the requested Funding Date, except to the extent such Canadian Borrower is electing a Canadian Swing Loan, and in such case notice must be received by Canadian Agent no later than 1:00 p.m. (Eastern Standard time) on the Business Day that is the requested Funding Date, in each case, specifying (i) the amount of such Canadian Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Canadian Agent’s election, in lieu of delivering the above-described written request, any Authorized Person of such Canadian Borrower may give Canadian Agent telephonic notice of such request by the required time. In such circumstances, such Canadian Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Swing Loans. In the case of a request for an Advance and so long as the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $5,000,000, (I) if such request is for a U.S. Advance, U.S. Swing Lender shall make a U.S. Advance in Dollars to such U.S. Borrower, in the amount of such requested U.S. Borrowing (any such U.S. Advance made solely by U.S. Swing Lender pursuant to this Section 2.3(b) being referred to as a “U.S. Swing Loan” and such U.S. Advances being referred to as “U.S. Swing Loans”) available to U.S. Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the U.S. Designated Account; provided, that U.S. Borrowers shall not use the proceeds of any U.S. Swing Loan to refinance any outstanding U.S. Swing Loan; and (II) if such request is for a Canadian Advance, Canadian Swing Lender shall make a Canadian Advance in Canadian Dollars to such Canadian Borrower, in the amount of such requested Canadian Borrowing (any such Canadian Advance made solely by Canadian Swing Lender pursuant to this Section 2.3(b) being referred to as a “Canadian Swing Loan” and such Canadian Advances being referred to as “Canadian Swing Loans”) available to Canadian Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the Canadian Designated Account; provided, that Canadian Borrowers shall not use the proceeds of any Canadian Swing Loan to refinance any outstanding Canadian Swing Loan.

(i) Anything contained herein to the contrary notwithstanding, the U.S. Swing Lender may, but shall not be obligated to, make U.S. Swing Loans at any time that one or more of the U.S. Lenders is a Defaulting Lender. Each U.S. Swing Loan shall be deemed to be a U.S. Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other U.S. Advances, except that all payments on any U.S. Swing Loan shall be payable to U.S. Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), U.S. Swing Lender shall not make and shall not be obligated to make any U.S. Swing Loan if U.S. Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable U.S. Borrowing, or (ii) the requested U.S. Borrowing would exceed the U.S. Availability on such Funding Date. U.S. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any U.S. Swing Loan. The U.S. Swing Loans shall be secured by U.S. Agent’s Liens, constitute U.S. Advances and U.S. Obligations hereunder, and bear interest at the Base Rate plus the Base Rate Margin.

(ii) Anything contained herein to the contrary notwithstanding, the Canadian Swing Lender may, but shall not be obligated to, make Canadian Swing Loans at any time that one or more of the Canadian Lenders is a Defaulting Lender. Each Canadian Swing Loan shall be deemed to be a Canadian Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Canadian Advances, except that all payments on any Canadian Swing Loan shall be payable to Canadian Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Canadian Swing Lender shall not make and shall not be obligated to make any Canadian Swing Loan if Canadian Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Canadian Borrowing, or (ii) the requested Canadian Borrowing would exceed the Canadian Availability on such Funding Date. Canadian Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Canadian Swing Loan. The Canadian Swing Loans shall be secured by Canadian Agent’s Liens, constitute Canadian Advances and Canadian Obligations hereunder, and bear interest at the Canadian Base Rate plus the Base Rate Margin.

(c) Making of Loans.

(i) In the event that U.S. Swing Lender is not obligated to make a U.S. Swing Loan, then promptly after receipt of a request for a U.S. Borrowing pursuant to Section 2.3(a)(i), U.S. Agent shall notify the U.S. Lenders, not later than 4:00 p.m. (Eastern Standard time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested U.S. Borrowing (provided, that notice of a requested LIBOR Rate Loan shall be provided as set forth in Section 2.13). Each U.S. Lender shall make the amount of such U.S. Lender’s Pro Rata Share of the requested U.S. Borrowing available to U.S. Agent in immediately available funds, to U.S. Agent’s Account, not later than 1:00 p.m. (Eastern Standard time) on the Funding Date applicable thereto. After U.S. Agent’s receipt of the proceeds of such U.S. Advances, U.S. Agent shall make the proceeds thereof available to the applicable U.S. Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by U.S. Agent to the U.S. Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), U.S. Agent shall not request any U.S. Lender to make any U.S. Advance if it has knowledge that, and no U.S. Lender shall have the obligation to make any U.S. Advance, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable U.S. Borrowing unless such condition has been waived, or (2) the requested U.S. Borrowing would exceed the Availability on such Funding Date. In the event that Canadian Swing Lender is not obligated to make a Canadian Swing Loan, then promptly after receipt of a request for a Canadian Borrowing pursuant to Section 2.3(a)(ii), Canadian Agent shall notify Canadian Lenders, not later than 4:00 p.m. (Eastern Standard time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Canadian Borrowing. Each Canadian Lender shall make the amount of the requested Canadian Borrowing available to Canadian Agent in immediately available funds to Canadian Agent’s Account, not later than 1:00 p.m. (Eastern Standard time) on the Funding Date applicable thereto. After Canadian Agent’s receipt of the proceeds of such Canadian Advances, Canadian

Agent shall make the proceeds thereof available to the applicable Canadian Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Canadian Agent to the Canadian Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Canadian Agent shall not request any Canadian Lender to make any Canadian Advance if it has knowledge that, and no Canadian Lender shall have the obligation to make any Canadian Advance, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Canadian Borrowing unless such condition has been waived, or (2) the requested Canadian Borrowing would exceed the Availability on such Funding Date.

(ii) Unless U.S. Agent or Canadian Agent, as applicable, receives notice from a Lender prior to 12:00 p.m. (Eastern Standard time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to such Agent for the account of the applicable Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, such Agent may assume that each Lender has made or will make such amount available to such Agent in immediately available U.S. or Canadian funds, as applicable, on the Funding Date and such Agent may (but shall not be so required), in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If any Lender shall not have made its full amount available to such Agent in immediately available U.S. or Canadian funds, as applicable, and if such Agent in such circumstances has made available to the applicable Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to such Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by U.S. Agent or Canadian Agent, as applicable, to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If such amount is so made available, such payment to U.S. Agent or Canadian Agent, as applicable, shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to U.S. Agent or Canadian Agent, as applicable, on the Business Day following the Funding Date, such Agent will notify the applicable Borrower of such failure to fund and, upon demand by such Agent, the applicable Borrower shall pay such amount to such Agent for such Agent’s Account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, U.S. Agent and Canadian Agent hereby are authorized by Borrowers and the Lenders, from time to time in such Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make U.S. Advances to, or for the benefit of, U.S. Borrowers or Canadian Advances to, or for the benefit of Canadian Borrowers, on behalf of the Lenders that such Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the U.S Advances described in this Section 2.3(d)(i) shall be referred to as “U.S. Protective Advances” and any of the Canadian Advances described in this Section 2.3(d)(i)

shall be referred to as “Canadian Protective Advances” and together with the U.S. Protective Advances, “Protective Advances”).

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize U.S. Agent, Canadian Agent, U.S. Swing Lender or Canadian Swing Lender, as applicable, and U.S. Agent, Canadian Agent, U.S. Swing Lender or Canadian Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to either U.S. Borrowers or Canadian Borrowers, as applicable, notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Advances, (1) the outstanding Revolver Usage does not exceed the U.S. Borrowing Base by more than $3,000,000 and (2) the outstanding Canadian Revolver Usage does not exceed the Canadian Borrowing Base by more than $500,000, and (B) after giving effect to such Advances, (1) the outstanding U.S. Revolver Usage (except for and excluding amounts charged to the U.S. Loan Account or Canadian Loan Account for interest, fees, or Lender Group Expenses) does not exceed the U.S. Maximum Revolver Amount and (2) the outstanding Canadian Revolver Usage (except for and excluding amounts charged to the Canadian Loan Account for interest, fees, or Lender Group Expenses of the Canadian Lender Group) does not exceed the Maximum Canadian Revolver Amount. In the event U.S. Agent or Canadian Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, the applicable Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to either Loan Account for interest, fees, or Lender Group Expenses) unless such Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case such Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with the Agents, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agents and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.5. Each Lender shall be obligated to settle with the applicable Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by such Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to either Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan, and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to U.S. Agent or Canadian Agent, as applicable, solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by U.S. Agent’s or Canadian Agent’s Liens, as applicable, constitute Obligations hereunder, and bear interest at the Base Rate plus the Base Rate Margin or the Canadian Base Rate plus the Base Rate Margin, as applicable. The ability of U.S. Agent and Canadian Agent to make Protective

Advances is separate and distinct from such Agent’s ability to make Overadvances and such Agent’s ability to make Overadvances is separate and distinct from such Agent’s ability to make Protective Advances. For the avoidance of doubt, the limitations on U.S. Agent’s and Canadian Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on U.S. Agent’s and Canadian Agent’s ability to make Overadvances do not apply to Protective Advances. The provisions of this Section 2.3(d) are for the exclusive benefit of Agents, Swing Lenders, and the Lenders and are not intended to benefit Borrowers in any way.

(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) U.S. Agent or Canadian Agent, as applicable, shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by such Agent (1) on behalf of U.S. Swing Lender, with respect to the outstanding U.S. Swing Loans, (2) on behalf of Canadian Swing Lender, with respect to the outstanding Canadian Swing Loans, (3) for itself, with respect to its outstanding Protective Advances or Overadvances, and (4) with respect to Borrowers’ or their Subsidiaries’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 5:00 p.m. (Eastern Standard time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, Overadvances, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Advances (including Swing Loans, Overadvances, and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the U.S. Advances or Canadian Advances of such Lender, as applicable (including Swing Loans, Overadvances, and Protective Advances) as of a Settlement Date, then U.S. Agent or Canadian Agent, as applicable, shall, by no later than 3:00 p.m. (Eastern Standard time) on the Settlement Date, transfer in immediately available U.S. or Canadian funds, as applicable, to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the U.S. Advances or Canadian Advances of such Lender, as applicable (including Swing Loans, Overadvances, and Protective Advances), and (z) if the amount of the U.S. Advances or Canadian Advances, as applicable (including Swing Loans, Overadvances, and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the U.S. Advances or Canadian Advances, as applicable (including Swing Loans, Overadvances, and Protective Advances) as of a Settlement Date, such Lender shall no later than 3:00 p.m. (Eastern Standard time) on the Settlement Date transfer in immediately available U.S. or Canadian funds, as applicable, to U.S. Agent’s or Canadian Agent’s Account, as applicable, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the U.S. Advances or Canadian Advances, as applicable (including Swing Loans, Overadvances, and Protective

Advances). Such amounts made available to U.S. Agent or Canadian Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans, Overadvances, or Protective Advances and, together with the portion of such Swing Loans, Overadvances, or Protective Advances representing U.S. Swing Lender’s Pro Rata Share thereof, shall constitute U.S. Advances of such U.S. Lenders or representing Canadian Swing Lender’s Pro Rata Share thereof, shall constitute Canadian Advances of such Canadian Lenders. If any such amount is not made available to U.S. Agent or Canadian Agent, as applicable, by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, such Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, Overadvances, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, Overadvances, and Protective Advances as of a Settlement Date, U.S. Agent or Canadian Agent, as applicable, shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by such Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, (A) U.S. Agent, to the extent U.S. Protective Advances, U.S. Overadvances, or U.S. Swing Loans are outstanding, may pay over to U.S. Agent or U.S. Swing Lender, as applicable, any Collections or payments received by U.S. Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the U.S. Advances, for application to the U.S. Protective Advances, U.S. Overadvances, or U.S. Swing Loans and (B) Canadian Agent, to the extent Canadian Protective Advances, Canadian Overadvances, or Canadian Swing Loans are outstanding, may pay over to Canadian Agent or Canadian Swing Lender, as applicable, any Collections or payments received by Canadian Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Canadian Advances, for application to the Canadian Protective Advances, Canadian Overadvances, or Canadian Swing Loans. Between Settlement Dates, (A) U.S. Agent, to the extent no U.S. Protective Advances, U.S. Overadvances, or U.S. Swing Loans are outstanding, may pay over to U.S. Swing Lender any Collections or payments received by U.S. Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the U.S. Advances, for application to U.S. Swing Lender’s Pro Rata Share of the U.S. Advances and (B) Canadian Agent, to the extent no Canadian Protective Advances, Canadian Overadvances, or Canadian Swing Loans are outstanding, may pay over to Canadian Swing Lender any Collections or payments received by Canadian Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Canadian Advances, for application to Canadian Swing Lender’s Pro Rata Share of the Canadian Advances. If, as of any Settlement Date, Collections or payments of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to U.S. Swing Lender’s Pro Rata Share of the U.S. Advances other than to U.S. Swing Loans or Canadian Swing Lender’s Pro Rata Share of the Canadian Advances other than to Canadian Swing Loans, as provided for in the previous sentence, such Swing Lender shall pay to U.S. Agent or Canadian Agent, as applicable, for the accounts of the U.S. Lenders or Canadian Lenders, as applicable, and U.S. Agent or Canadian Agent, as applicable, shall pay to the U.S. Lenders or Canadian Lenders, as applicable (other than a Defaulting Lender if such Agent has implemented the provisions of

Section 2.3(g)), to be applied to the outstanding U.S. Advances of such U.S. Lenders or Canadian Advances of such Canadian Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, U.S. Swing Lender with respect to U.S. Swing Loans, Canadian Swing Lender with respect to Canadian Swing Loans, Agents with respect to Protective Advances and Overadvances, and each Lender with respect to the Advances other than Swing Loans, Overadvances, and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lenders, Agents, or the Lenders, as applicable.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, U.S. Agent or Canadian Agent, as applicable, shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f) Notation. U.S. Agent, as a non-fiduciary agent for U.S. Borrowers, shall maintain a register showing the principal amount of the U.S. Advances owing to each U.S. Lender, including the U.S. Swing Loans owing to U.S. Swing Lender, and U.S. Protective Advances and U.S. Overadvances owing to U.S. Agent, and the interests therein of each U.S. Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate. Canadian Agent, as a non-fiduciary agent for Canadian Borrowers, shall maintain a register showing the principal amount of the Canadian Advances owing to each Canadian Lender, including the Canadian Swing Loans owing to Canadian Swing Lender, and Canadian Protective Advances and Canadian Overadvances owing to Canadian Agent, and the interests therein of each Canadian Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Defaulting Lenders. Neither U.S. Agent nor Canadian Agent shall be obligated to transfer to a Defaulting Lender any payments made by Borrowers to such Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, such Agent shall transfer any such payments (A) first, to U.S. Swing Lender or Canadian Swing Lender, as applicable, to the extent of any U.S. Swing Loans or Canadian Swing Loans, as applicable, that were made by such Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to the U.S. Issuing Lender or Canadian Issuing Lender, as applicable, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (D) to a suspense account maintained by U.S. Agent or Canadian Agent, the proceeds of which shall be retained by such Agent and may be made available to be re-advanced to or for the benefit of Borrowers as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii) or Section 2.4(b)(iii), as applicable. Subject to the foregoing, U.S. Agent and Canadian Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by such Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, however, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which either (1) all of the U.S. Lenders that are non-Defaulting Lenders, U.S. Agent, U.S. Issuing Lender, and U.S. Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender that is a U.S. Lender or (2) all of the Canadian Lenders that are non-Defaulting Lenders, Canadian Agent, Canadian Issuing Lender and Canadian Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender that is a Canadian Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to U.S. Agent or Canadian Agent, as applicable, all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by such Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agents, Issuing Lenders, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to U.S. Agent or Canadian Agent, as applicable, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to such Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the U.S. Letters of Credit or Canadian Letters of Credit, as applicable); provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(h) Independent Obligations. All Advances (other than Swing Loans, Overadvances, and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrower.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to U.S. Agent’s or Canadian Agent’s Account, as applicable, for the account of the U.S. Lender Group or the Canadian Lender Group, as applicable, and shall be made in immediately available U.S. or Canadian funds, as applicable, no later than 2:00 p.m. (Eastern Standard time) on the date specified herein. Any payment received by U.S. Agent or Canadian Agent, as applicable, later than 2:00 p.m. (Eastern Standard time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. Payments of U.S. Advances (including Swing Loans) and U.S. Letters of Credit shall be made in Dollars and payments of Canadian Advances (including Swing Loans) and Canadian Letters of Credit shall be made in Canadian Dollars.

(ii) Unless U.S. Agent receives notice from a U.S. Borrower prior to the date on which any payment is due to the U.S. Lenders that such U.S. Borrower will not make such payment in full as and when required, U.S. Agent may assume that such U.S. Borrower has made (or will make) such payment in full to U.S. Agent on such date in immediately available funds, and U.S. Agent may (but shall not be so required), in reliance upon such assumption, distribute to each U.S. Lender on such due date an amount equal to the amount then due such U.S. Lender. If and to the extent such U.S. Borrower does not make such payment in full to U.S. Agent on the date when due, each U.S. Lender severally shall repay to U.S. Agent on demand such amount distributed to such U.S. Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such U.S. Lender until the date repaid. Unless Canadian Agent receives notice from a Canadian Borrower prior to the date on which any payment is due to the Canadian Lenders that such Canadian Borrower will not make such payment in full as and when required, Canadian Agent may assume that such Canadian Borrower has made (or will make) such payment in full to Canadian Agent on such date in immediately available funds, and Canadian Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Canadian Lender on such due date an amount equal to the amount then due such Canadian Lender. If and to the extent Canadian Borrower does not make such payment in full to Canadian Agent on the date when due, each Canadian Lender shall repay to Canadian Agent on demand such amount distributed to such Canadian Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Canadian Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, (A) all principal and interest payments received by U.S. Agent shall be apportioned ratably among the U.S. Lenders

(according to the unpaid principal balance of the U.S. Obligations to which such payments relate held by each U.S. Lender) and all payments of fees and expenses received by U.S. Agent (other than fees or expenses that are for U.S. Agent’s separate account or for the separate account of the U.S. Issuing Lender) shall be apportioned ratably among the U.S. Lenders having a Pro Rata Share of the type of Commitment or U.S. Obligation to which a particular fee or expense relates. All payments to be made hereunder by U.S. Borrowers shall be remitted to U.S. Agent and all (subject to Section 2.4(b)(v) and Section 2.4(e)) such payments, and all proceeds of Collateral received by U.S. Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the U.S. Advances outstanding and, thereafter, to U.S. Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law and (B) all principal and interest payments received by Canadian Agent shall be apportioned ratably among the Canadian Lenders (according to the unpaid principal balance of the Canadian Obligations to which such payments relate held by each Canadian Lender) and all payments of fees and expenses received by Canadian Agent (other than fees or expenses that are for Canadian Agent’s separate account or for the separate account of the Canadian Issuing Lender) shall be apportioned ratably among the Canadian Lenders having a Pro Rata Share of the type of Commitment or Canadian Obligation to which a particular fee or expense relates. All payments to be made hereunder by Canadian Borrowers shall be remitted to Canadian Agent and all (subject to Section 2.4(b)(v) and Section 2.4(e)) such payments, and all proceeds of Collateral received by Canadian Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Canadian Advances outstanding and, thereafter, to Canadian Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to U.S. Agent and all proceeds of Collateral received by U.S. Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses of the U.S. Lender Group (including cost or expense reimbursements) or indemnities then due to U.S. Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees or premiums then due to U.S. Agent under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all U.S. Protective Advances until paid in full,

(D) fourth, to pay the principal of all U.S. Protective Advances until paid in full,

(E) fifth, ratably, to pay any Lender Group Expenses of the U.S. Lender Group (including cost or expense reimbursements) or indemnities then due to any of the U.S. Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably, to pay any fees or premiums then due to any of the U.S. Lenders under the Loan Documents until paid in full,

(G) seventh, to pay interest accrued in respect of the U.S. Swing Loans until paid in full,

(H) eighth, to pay the principal of all U.S. Swing Loans until paid in full,

(I) ninth, ratably, to pay interest accrued in respect of the U.S. Advances (other than U.S. Protective Advances) until paid in full,

(J) tenth, ratably (i) to pay the principal of all U.S. Advances until paid in full, (ii) to U.S. Agent, to be held by U.S. Agent, for the benefit of U.S. Issuing Lender (and for the ratable benefit of each of the U.S. Lenders that have an obligation to pay to U.S. Agent, for the account of the U.S. Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of U.S. Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a U.S. Letter of Credit expires undrawn, the cash collateral held by U.S. Agent in respect of such U.S. Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), and (iii) ratably, to the U.S. Bank Product Providers based upon amounts then certified by the applicable U.S. Bank Product Provider to U.S. Agent (in form and substance satisfactory to U.S. Agent) to be due and payable to such U.S. Bank Product Providers on account of U.S. Bank Product Obligations,

(K) eleventh, to pay any other U.S. Obligations other than U.S. Obligations owed to Defaulting Lenders,

(L) twelfth, ratably to pay any U.S. Obligations owed to Defaulting Lenders; and

(M) thirteenth, to U.S. Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Canadian Agent and all proceeds of Collateral received by Canadian Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses of the Canadian Lender Group (including cost or expense reimbursements) or indemnities then due to Canadian Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees or premiums then due to Canadian Agent under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Canadian Protective Advances until paid in full,

(D) fourth, to pay the principal of all Canadian Protective Advances until paid in full,

(E) fifth, ratably, to pay any Lender Group Expenses of the Canadian Lender Group (including cost or expense reimbursements) or indemnities then due to any of the Canadian Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably, to pay any fees or premiums then due to any of the Canadian Lenders under the Loan Documents until paid in full,

(G) seventh, to pay interest accrued in respect of the Canadian Swing Loans until paid in full,

(H) eighth, to pay the principal of all Canadian Swing Loans until paid in full,

(I) ninth, ratably, to pay interest accrued in respect of the Canadian Advances (other than Protective Advances) until paid in full,

(J) tenth, ratably (i) to pay the principal of all Canadian Advances until paid in full, (ii) to Canadian Agent, to be held by Canadian Agent, for the benefit of Canadian Issuing Lender (and for the ratable benefit of each of the Canadian Lenders that have an obligation to pay to Canadian Agent, for the account of Canadian Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 110% of Canadian Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Canadian Letter of Credit expires undrawn, the cash collateral held by Canadian Agent in respect of such Canadian Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof), and (iii) ratably, to the Canadian Bank Product Providers based upon amounts then certified by the applicable Canadian Bank Product Provider to Canadian Agent (in form and substance satisfactory to Canadian Agent) to be due and payable to such Canadian Bank Product Providers on account of Canadian Bank Product Obligations,

(K) eleventh, to pay any other Canadian Obligations other than Canadian Obligations owed to Defaulting Lenders,

(L) twelfth, ratably to pay any Canadian Obligations owed to Defaulting Lenders; and

(M) thirteenth, to Canadian Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv) The applicable Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(v) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b) shall not apply to any payment made by the applicable Borrowers to the applicable Agent and specified by such Borrowers to be for the payment of specific

Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi) For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available U.S. or Canadian funds, as applicable, of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c) Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. U.S. Borrowers may prepay all outstanding U.S. Advances and reduce the Revolver Commitments of U.S. Lenders to an amount equal to zero, without premium or penalty, by providing not less than 3 Business Days prior written notice to U.S. Agent, which notice shall be irrevocable. Each such reduction of the Revolver Commitments of U.S. Lenders shall reduce the Revolver Commitments of each U.S. Lender proportionately in accordance with its ratable share thereof. Canadian Borrowers may prepay all outstanding Canadian Advances and reduce the Revolver Commitments of Canadian Lenders to an amount equal to zero, without premium or penalty, by providing not less than 3 Business Days prior written notice to Canadian Agent, which notice shall be irrevocable. Once terminated, the Revolver Commitments may not be reborrowed.

(d) Optional Prepayments. U.S. Borrowers may prepay the principal of any U.S. Advance at any time in whole or in part, without premium or penalty. Canadian Borrowers may prepay the principal of any Canadian Advance at any time in whole or in part, without premium or penalty.

(e) Mandatory Prepayments.

(i) Borrowing Base. If, at any time, (A) the Revolver Usage on such date exceeds (B) the U.S. Borrowing Base (such excess being referred to as the “U.S. Borrowing Base Excess”), then U.S. Borrowers shall immediately prepay the U.S. Obligations in accordance with Section 2.4(f), and cause the Canadian Borrowers, if needed, to immediately prepay the Canadian Obligations in accordance with Section 2.4(f), in an aggregate amount equal to the U.S. Borrowing Base Excess. If, at any time, (A) the Canadian Revolver Usage on such date exceeds (B) the Canadian Borrowing Base (such excess being referred to as the “Canadian Borrowing Base Excess”), then Canadian Borrowers shall immediately prepay the Canadian Obligations in accordance with Section 2.4(f), in an aggregate amount equal to the Canadian Borrowing Base Excess.

(ii) Dispositions. Within 1 Business Day of the date of receipt by Parent or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Parent or any of its Subsidiaries of assets (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), or (d) of the definition of Permitted Dispositions), the applicable U.S. Borrower or Canadian Borrower shall prepay the outstanding principal amount of the U.S. Obligations or Canadian Obligations, as applicable, in accordance with Section 2.4(f) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) such Borrower shall have given the applicable Agent prior written notice of such Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Parent or its Subsidiaries, (C) the monies are held in a Deposit Account in which U.S. Agent or Canadian Agent, as applicable, has a perfected first-priority security interest, and (D) Parent or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to such Agent and applied in accordance with Section 2.4(f); provided, however, that Parent and its Subsidiaries shall not have the right to use such Net Cash Proceeds to make such replacements, purchases, or construction in excess of $1,000,000 in any given fiscal year. Nothing contained in this Section 2.4(e)(ii) shall permit Parent or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(iii) Indebtedness. Within 5 days of the date of receipt of funds with respect to any Indebtedness (other than Permitted Indebtedness) by Parent or any of its Subsidiaries, the applicable U.S. Borrower or Canadian Borrower shall prepay the outstanding principal amount of the U.S. Obligations or Canadian Obligations, as applicable, in accordance with Section 2.4(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iii) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.

(f) Application of Payments. Each prepayment made by a U.S. Borrower pursuant to Section 2.4(e)(i), 2.4(e)(ii) or 2.4(e)(iii), shall, (A) so long as no Application Event shall have occurred and be continuing, be applied to the outstanding principal amount of the U.S. Advances (with no corresponding permanent reduction in the U.S. Maximum Revolver Amount) until paid in full (with no corresponding permanent reduction in the U.S. Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii) (with a corresponding permanent reduction in the U.S. Maximum Revolver Amount). Each prepayment made by a Canadian Borrower pursuant to Section 2.4(e)(i), 2.4(e)(ii) or 2.4(e)(iii), shall, (A) so long as no Application Event shall have occurred and be continuing, be applied to the outstanding principal amount of the Canadian

Advances (with no corresponding permanent reduction in the Maximum Canadian Revolver Amount) until paid in full (with no corresponding permanent reduction in the Maximum Canadian Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii) (with a corresponding permanent reduction in the Maximum Canadian Revolver Amount).

2.5 Overadvances. If, at any time or for any reason, the amount of U.S. Obligations owed by U.S. Borrowers to the U.S. Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (a “U.S. Overadvance”), U.S. Borrowers shall immediately pay to U.S. Agent, in cash, the amount of such excess, which amount shall be used by U.S. Agent to reduce the U.S. Obligations in accordance with the priorities set forth in Section 2.4(b). U.S. Borrowers promise to pay the U.S. Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the U.S. Obligations (other than the U.S. Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. If, at any time or for any reason, the amount of Canadian Obligations owed by Canadian Borrowers to the Canadian Lender Group pursuant to Section 2.2 or Section 2.12 is greater than any of the limitations set forth in Section 2.2 or Section 2.12, as applicable (a “Canadian Overadvance” and together with U.S. Overadvances, each an “Overadvance” and collectively, the “Overadvances”), Canadian Borrowers shall immediately pay to Canadian Agent, in cash, the amount of such excess, which amount shall be used by Canadian Agent to reduce the Canadian Obligations in accordance with the priorities set forth in Section 2.4(b). Canadian Borrowers promise to pay the Canadian Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Canadian Obligations (other than the Canadian Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.

2.6 Interest Rates and Letter of Credit Fees: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c), Section 2.11 and Section 2.12 all Obligations (except for undrawn Letters of Credit) that have been charged to either Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to (a) the LIBOR Rate plus the LIBOR Rate Margin for all U.S. Advances that are LIBOR Rate Loans, (b) the Base Rate plus the Base Rate Margin for all U.S. Advances that are Base Rate Loans, or (c) the Canadian Base Rate plus the Base Rate Margin for all Canadian Advances.

(b) Letter of Credit Fees. The U.S. Borrowers or the Canadian Borrowers, as applicable, shall pay, in each case, payable quarterly in arrears:

(i) to U.S. Agent, for the ratable benefit of the U.S. Lenders, a Letter of Credit fee, which shall accrue at a rate equal to 3.50% per annum times the Daily Balance of the undrawn amount of all outstanding U.S. Letters of Credit and to Canadian Agent, for the benefit of Canadian Lenders, a Letter of Credit fee, which shall accrue at a rate equal to 3.50% per annum times the Daily Balance of the undrawn amount of all outstanding Canadian Letters of Credit; and

(ii) to U.S. Issuing Lender a fronting fee, which shall accrue at a rate equal to 0.25% per annum times the Daily Balance of the undrawn amount of all outstanding U.S. Letters of Credit and to Canadian Issuing Lender a fronting fee, which shall accrue at a rate equal to 0.25% per annum times the Daily Balance of the undrawn amount of all outstanding Canadian Letters of Credit.

(c) Default Rate.

(i) Upon the occurrence and during the continuation of an Event of Default, all Obligations (except for undrawn Letters of Credit and Bank Product Obligations) that have been charged to either Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2% above the per annum rate otherwise applicable thereunder.

(ii) Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders, the Letter of Credit fee provided for in Section 2.6(b)(i) shall be increased 2% above the per annum rate otherwise applicable hereunder.

(d) Payment. Except to the extent provided to the contrary in Section 2.6(b), Section 2.10 or Section 2.13(a), all interest, all fees payable hereunder or under any of the other Loan Documents, all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize U.S. Agent or Canadian Agent, as applicable, 1 Business Day following electronic notice to Borrowers of amounts due, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs and expenses payable hereunder or under any of the other Loan Documents (in each case, as and when accrued or incurred), and all Lender Group Expenses (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payment obligations as and when due and payable under any Loan Document or any Bank Product Agreement (other than any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the applicable Loan Account, which amounts thereafter shall constitute Advances hereunder and, initially, shall accrue interest at the Base Rate plus the Base Rate Margin or the Canadian Base Rate plus the Base Rate Margin, as applicable. Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the applicable Loan Account shall thereupon constitute Advances hereunder and shall initially accrue interest at the Base Rate plus the Base Rate Margin (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement) or the Canadian Base Rate plus the Base Rate Margin, as applicable.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate or the Canadian Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate or the Canadian Base Rate, as applicable, automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate or the Canadian Base Rate, as applicable.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Crediting Payments. The receipt of any payment item by the applicable Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to such Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by such Agent only if it is received into such Agent’s Account on a Business Day on or before 2:00 p.m. (Eastern Standard time). If any payment item is received into such Agent’s Account on a non-Business Day or after 2:00 p.m. (Eastern Standard time) a Business Day, it shall be deemed to have been received by such Agent as of the opening of business on the immediately following Business Day.

2.8 Designated Accounts. U.S. Agent is authorized to make the U.S. Advances, and U.S. Issuing Lender is authorized to issue the U.S. Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person of a U.S. Borrower or, without instructions, if pursuant to Section 2.6(d). U.S. Borrowers agree to establish and maintain the Designated Account of U.S. Borrowers with the U.S. Designated Account bank for the purpose of receiving the proceeds of the U.S. Advances requested by U.S. Borrowers and made by U.S. Agent or the U.S. Lenders hereunder. Unless otherwise agreed by U.S. Agent and U.S. Borrowers, any U.S. Advance or U.S. Swing Loan requested by any U.S. Borrower and made by U.S. Agent or the U.S. Lenders hereunder shall be made to the Designated Account of U.S. Borrowers. Canadian Agent is authorized to make the Canadian Advances, and Canadian Issuing Lender is authorized to issue the Canadian Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person of a Canadian Borrower or, without instructions, if pursuant to Section 2.6(d). Canadian Borrowers agree to establish and maintain the Designated Account of Canadian Borrowers with the Canadian Designated Account bank for the purpose of receiving the proceeds of the Canadian Advances requested by Canadian Borrowers and made by Canadian Agent or the Canadian Lenders hereunder. Unless otherwise agreed by Canadian Agent and Canadian Borrowers, any Canadian Advance or Canadian Swing Loan requested by any Canadian Borrower and made by Canadian Agent or the Canadian Lenders hereunder shall be made to the Designated Account of Canadian Borrowers.

2.9 Maintenance of Loan Accounts; Statements of Obligations. U.S. Agent shall maintain an account on its books in the name of U.S. Borrowers (the “U.S. Loan Account”) on which U.S. Borrowers will be charged with all U.S. Advances (including U.S. Protective Advances and U.S. Swing Loans) made by U.S. Agent, U.S. Swing Lender, or the U.S. Lenders to U.S. Borrowers or for U.S. Borrowers’ account, the U.S. Letters of Credit issued or arranged by U.S. Issuing Lender for U.S. Borrowers’ account, and with all other payment U.S. Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses of the U.S. Lender Group. In accordance with Section 2.7, the U.S. Loan Account will be credited with all payments received by U.S. Agent from U.S. Borrowers or for U.S. Borrowers’ account. U.S. Agent shall render monthly statements regarding the U.S. Loan Account to U.S. Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses of the U.S. Lender Group owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between U.S. Borrowers and the U.S. Lender Group unless, within 30 days after receipt thereof by U.S. Borrowers, U.S. Borrowers shall deliver to U.S. Agent written objection thereto describing the error or errors contained in any such statements. Canadian Agent shall maintain an account on its books in the name of Canadian Borrowers (the “Canadian Loan Account”) on which Canadian Borrowers will be charged with all Canadian Advances (including Canadian Protective Advances and Canadian Swing Loans) made by Canadian Agent, Canadian Swing Lender, or the Canadian Lenders to Canadian Borrowers or for Canadian Borrowers’ account, the Canadian Letters of Credit issued or arranged by Canadian Issuing Lender for Canadian Borrowers’ account, and with all other payment Canadian Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses of the Canadian Lender Group. In accordance with Section 2.7, the Canadian Loan Account will be credited with all payments received by Canadian Agent from Canadian Borrowers or for Canadian Borrowers’ account. Canadian Agent shall render monthly statements regarding the Canadian Loan Account to Canadian Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses of the Canadian Lender Group owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Canadian Borrowers and the Canadian Lender Group unless, within 30 days after receipt thereof by Canadian Borrowers, Canadian Borrowers shall deliver to Canadian Agent written objection thereto describing the error or errors contained in any such statements.

2.10 Fees.

(a) The applicable Borrower shall pay to the applicable Agent for the account of such Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) U.S. Borrowers shall pay to U.S. Agent for the ratable account of the U.S. Lenders, on the first day of each fiscal quarter from and after the Closing Date up to the first day of the fiscal quarter prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to 0.50% per annum times the result of (i) the aggregate amount of the Revolver Commitments of such U.S. Lenders less the Canadian Revolver Commitment, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding fiscal quarter (or portion thereof). Canadian Borrowers shall pay to Canadian Agent for the ratable account of the Canadian Lenders, on the first day of each fiscal quarter from and after the Closing Date up to the first day of the fiscal quarter prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to 0.50% per annum times the result of (i) the aggregate amount of the Canadian Revolver Commitment of such Canadian Lenders, less (ii) the average Daily Balance of the Canadian Revolver Usage during the immediately preceding fiscal quarter (or portion thereof) plus the average Daily Balance of the U.S. Revolver Usage in excess of $25,000,000.

(c) Borrowers shall pay to Agents audit, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per auditor, plus out-of-pocket expenses for each financial audit of any Borrower performed by personnel employed by any Agent, (ii) if implemented, a fee of $1,000 per day, per applicable individual, plus out of pocket expenses for the establishment of electronic collateral reporting systems, and (iii) the actual charges paid or incurred by any Agent if such Agent elects to employ the services of one or more third Persons to perform financial audits of Parent or its Subsidiaries, to establish electronic collateral reporting systems, or to appraise the Collateral, or any portion thereof; provided, however, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agents for more than one field exam and one appraisal of the Data Library during any calendar year.

2.11 U.S. Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of a U.S. Borrower made in accordance herewith, U.S. Issuing Lender agrees to issue, or to cause a U.S. Underlying Issuer (including, as U.S. Issuing Lender’s agent) to issue, a requested U.S. Letter of Credit. If U.S. Issuing Lender, at its option, elects to cause a U.S. Underlying Issuer to issue a requested U.S. Letter of Credit, then U.S. Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such U.S. Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such U.S. Letter of Credit or entering into undertakings which provide for reimbursements of such U.S. Underlying Issuer with respect to such U.S. Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “U.S. Reimbursement Undertaking”) with respect to U.S. Letters of Credit issued by such U.S. Underlying Issuer. By submitting a request to U.S. Issuing Lender for the issuance of a U.S. Letter of Credit, such U.S. Borrower shall be deemed to have requested that U.S. Issuing Lender issue or that a U.S. Underlying Issuer issue the requested U.S. Letter of Credit and to have requested U.S. Issuing Lender to issue a U.S. Reimbursement Undertaking with respect to such requested U.S. Letter of Credit if it is to be issued by a U.S. Underlying Issuer (it being expressly acknowledged and agreed by such U.S. Borrower that such U.S. Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each U.S. Underlying Letter of Credit). Each request for the issuance of a U.S. Letter of Credit, or the amendment, renewal, or extension of any outstanding U.S. Letter of Credit, shall be made in writing by an Authorized Person of a U.S. Borrower and delivered to U.S. Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to U.S. Issuing Lender and shall specify (i) the amount of such U.S. Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such U.S. Letter of Credit (provided that, no U.S. Letter of Credit shall be issued, renewed or extended after the 30th day preceding the Maturity Date), (iii) the proposed expiration date of such U.S. Letter of Credit (provided that no U.S. Letter of Credit shall be issued with an expiration date more than one year from the date of issuance; however any U.S. Letter of Credit may provide for renewal thereof for additional periods of up to 12 months and, at the request of the applicable U.S. Borrower, automatic extension provisions; provided further, that no U.S. Letter of Credit shall have an expiration date past the Maturity Date), (iv) the name and address of the beneficiary of the U.S. Letter of Credit, and (v) such other information (including, the conditions of drawing, and, in the case of an amendment, renewal, or extension, identification of the U.S. Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such U.S. Letter of Credit. Anything contained herein to the contrary notwithstanding, the U.S. Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a U.S. Letter of Credit or to issue a U.S. Reimbursement Undertaking in respect of a U.S. Underlying Letter of Credit, in either case, that supports the obligations of Parent or its Subsidiaries (1) in respect of (A) a lease of real property, or (B) an employment contract, or (2) at any time that one or more of the U.S. Lenders is a Defaulting Lender. U.S. Issuing Lender shall have no obligation to issue a U.S. Letter of Credit or a U.S. Reimbursement Undertaking in respect of a U.S. Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed $7,500,000, or

(ii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances (including Swing Loans).

Each U.S. Letter of Credit shall be in form and substance reasonably acceptable to U.S. Issuing Lender, including the requirement that the amounts payable under any U.S. Letter of Credit must be payable in Dollars. If U.S. Issuing Lender makes a payment under a U.S. Letter of Credit or a U.S. Underlying Issuer makes a payment under a U.S. Underlying Letter of Credit, the applicable U.S. Borrower shall pay to U.S. Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a U.S. Advance hereunder and, initially, shall bear interest at the Base Rate plus the Base Rate Margin. If a Letter of Credit Disbursement is deemed to be a U.S. Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3), such U.S. Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to U.S. Issuing Lender shall be automatically converted into an obligation to pay the resulting U.S. Advance. Promptly following receipt by U.S. Agent of any payment from such U.S. Borrower pursuant to this paragraph, U.S. Agent shall distribute such payment to U.S. Issuing Lender or, to the extent that U.S. Lenders have made payments pursuant to Section 2.11(b) to reimburse U.S. Issuing Lender, then to such U.S. Lenders and U.S. Issuing Lender as their interests may appear.

(b) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each U.S. Lender agrees to fund its Pro Rata Share of any U.S. Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if the applicable U.S. Borrower had requested the amount thereof as a U.S. Advance and U.S. Agent shall promptly pay to U.S. Issuing Lender the amounts so received by it from the U.S. Lenders. By the issuance of a U.S. Letter of Credit or a U.S. Reimbursement Undertaking (or an amendment, renewal, or extension of a U.S. Letter of Credit or a U.S. Reimbursement Undertaking) and without any further action on the part of U.S. Issuing Lender or the U.S. Lenders, U.S. Issuing Lender shall be deemed to have granted to each U.S. Lender, and each U.S. Lender shall be deemed to have purchased, a participation in each U.S. Letter of Credit issued by U.S. Issuing Lender and each U.S. Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such U.S. Letter of Credit or U.S. Reimbursement Undertaking, and each such Lender agrees to pay to U.S. Agent, for the account of U.S. Issuing Lender, such Lender’s Pro Rata Share of any U.S. Letter of Credit Disbursement made by U.S. Issuing Lender or a U.S. Underlying Issuer under the applicable U.S. Letter of Credit. In consideration and in furtherance of the foregoing, each U.S. Lender hereby absolutely and unconditionally agrees to pay to U.S. Agent, for the account of U.S. Issuing Lender, such U.S. Lender’s Pro Rata Share of each Letter of Credit Disbursement made by U.S. Issuing Lender or a U.S. Underlying Issuer and not reimbursed by such U.S. Borrower on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded (or that U.S. Agent or U.S. Issuing Lender elects, based upon the advice of counsel, to refund) to such U.S. Borrower for any reason. Each U.S. Lender acknowledges and agrees that its obligation to deliver to U.S. Agent, for the account of U.S. Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such U.S. Lender fails to make available to U.S. Agent the amount of such U.S. Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such U.S. Lender shall be deemed to be a Defaulting Lender and U.S. Agent (for the account of U.S. Issuing Lender) shall be entitled to recover such amount on demand from such U.S. Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c) U.S. Borrowers hereby agree to indemnify, save, defend, and hold the U.S. Lender Group and each U.S. Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable attorneys fees incurred by U.S. Issuing Lender, any other member of the U.S. Lender Group or any U.S. Underlying Issuer, arising out of or in connection with any U.S. Reimbursement Undertaking or any U.S. Letter of Credit; provided, however, that U.S. Borrowers shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of U.S. Issuing Lender, any other member of the U.S. Lender Group, or any Underlying Issuer. Each U.S. Borrower agrees to be bound by any U.S. Underlying Issuer’s regulations and interpretations of any U.S. Letter of Credit or by U.S. Issuing Lender’s interpretations of any U.S. Reimbursement Undertaking even though this interpretation may be different from such U.S. Borrower’s own, and such U.S. Borrower understands and agrees that none of U.S. Issuing Lender, any other member of the U.S. Lender Group, or any U.S. Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following such U.S. Borrower’s instructions or those contained in the U.S. Letter of Credit or any modifications, amendments, or supplements thereto. Each U.S. Borrower understands that the U.S. Reimbursement Undertakings may require U.S. Issuing Lender to indemnify a U.S. Underlying Issuer for certain costs or liabilities arising out of claims by such U.S. Borrower against such U.S. Underlying Issuer. Each U.S. Borrower hereby agrees to indemnify, save, defend, and hold U.S. Issuing Lender and the other members of the U.S. Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of U.S. Issuing Lender’s indemnification of a U.S. Underlying Issuer; provided, however, that such U.S. Borrower shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of U.S. Issuing Lender or any other member of the U.S. Lender Group. Each U.S. Borrower hereby acknowledges and agrees that none of U.S. Issuing Lender, any other member of the U.S. Lender Group, or any U.S. Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any U.S. Letter of Credit.

(d) The obligation of U.S. Borrowers to reimburse U.S. Issuing Lender for each drawing under each U.S. Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such U.S. Letter of Credit, this Agreement, or another Loan Document,

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Parent or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such U.S. Letter of Credit (or any Person for whom any such beneficiary or any such transferee maybe acting), U.S. Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or such U.S. Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,

(iii) any draft, demand, certificate or other document presented under such U.S. Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such U.S. Letter of Credit,

(iv) any payment by U.S. Issuing Lender under such U.S. Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such U.S. Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by U.S. Issuing Lender under such U.S. Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such U.S. Letter of Credit,

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, Parent or any of its Subsidiaries, or

(vi) the fact that any Event of Default shall have occurred and be continuing.

(e) Each U.S. Borrower hereby authorizes and directs any U.S. Underlying Issuer to deliver to U.S. Issuing Lender all instruments, documents, and other writings and property received by such U.S. Underlying Issuer pursuant to such U.S. Underlying Letter of Credit and to accept and rely upon U.S. Issuing Lender’s instructions with respect to all matters arising in connection with such U.S. Underlying Letter of Credit and the related application.

(f) Each U.S. Borrower acknowledges and agrees that any and all issuance charges, usage charges, commissions, fees, and costs incurred by U.S. Issuing Lender relating to U.S. Underlying Letters of Credit shall be Lender Group Expenses of the U.S. Lender Group for purposes of this Agreement and shall be reimbursable immediately promptly, but in any event, within 1 Business Day by such U.S. Borrower to U.S. Agent for the account of U.S. Issuing Lender; it being acknowledged and agreed by such U.S. Borrower that, as of the Closing Date, the usage charge imposed by U.S. Underlying Issuer is .825% per annum times the undrawn amount of each U.S. Underlying Letter of Credit, that such usage charge may be changed from time to time, and that U.S. Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(g) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by U.S. Issuing Lender, any other member of the U.S. Lender Group, or U.S. Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any U.S. Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on U.S. Issuing Lender, any other member of the U.S. Lender Group, or U.S. Underlying Issuer any other condition regarding any U.S. Letter of Credit or U.S. Reimbursement Undertaking,

and the result of the foregoing is to increase, directly or indirectly, the cost to U.S. Issuing Lender, any other member of the U.S. Lender Group, or a U.S. Underlying Issuer of issuing, making, participating in, or maintaining any U.S. Reimbursement Undertaking or U.S. Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, U.S. Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify U.S. Borrowers, and U.S. Borrowers shall pay within 30 days after demand therefor, such amounts as U.S. Agent may specify to be necessary to compensate U.S. Issuing Lender, any other member of the U.S. Lender Group, or a U.S. Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the Base Rate plus the Base Rate Margin; provided, however, that U.S. Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(g) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to U.S. Borrowers; provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by U.S. Agent of any amount due pursuant to this Section 2.11(g), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.12 Canadian Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of a Canadian Borrower made in accordance herewith, Canadian Issuing Lender agrees to issue a requested Canadian Letter of Credit or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, a “Canadian L/C Undertaking”) with respect to Canadian Letters of Credit issued by a Canadian Underlying Issuer (as of the Closing Date, the prospective Canadian Underlying Issuer is to be The Toronto-Dominion Bank). By submitting a request to Canadian Issuing Lender for the issuance of a Canadian Letter of Credit, such Canadian Borrower shall be deemed to have requested that Canadian Issuing Lender or Canadian Underlying Issuer, as applicable, issue the requested Canadian Letter of Credit. Each request for the issuance of a Canadian Letter of Credit or the amendment, renewal, or extension of any outstanding Canadian Letter of Credit, shall be made in writing by an Authorized Person of a Canadian Borrower and delivered to the Canadian Issuing Lender and Canadian Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Canadian Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Canadian Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Canadian Letter of Credit (provided that, no Canadian Letter of Credit shall be issued, renewed or extended after the 30th day preceding the Maturity Date), (iii) the proposed expiration date of such Canadian Letter of Credit (provided that no Canadian Letter of Credit shall be issued with an expiration date more than one year from the date of issuance; however any Canadian Letter of Credit may provide for renewal thereof for additional periods of up to 12 months and, at the request of the applicable Canadian Borrower, automatic extension provisions; provided further, that no Canadian Letter of Credit shall have an expiration date past the Maturity Date), (iv) the name and address of the beneficiary thereof (or the beneficiary of the Canadian Underlying Letter of Credit, as applicable) of the Canadian Letter of Credit, and (v) such other information (including, the conditions of drawing, and, in the case of an amendment, renewal, or extension, identification of the Canadian Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Canadian Letter of Credit. If requested by Canadian Issuing Lender, the applicable Canadian Borrower also shall be applicants under the application with respect to any Canadian Underlying Letter of Credit that is to be the subject of a Canadian L/C Undertaking. Anything contained herein to the contrary notwithstanding, Canadian Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Canadian Letter of Credit that supports the obligations of Canadian Borrower or its Subsidiaries (1) in respect of (A) a lease of real property, or (B) an employment contract, or (2) at any time that one or more of the Canadian Lenders is a Defaulting Lender. Canadian Issuing Lender shall have no obligation to issue a Canadian Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed $7,500,000, or

(ii) the Canadian Letter of Credit Usage would exceed the Maximum Canadian Revolver Amount less the outstanding amount of Canadian Advances (including Canadian Swing Loans), or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances (including Swing Loans).

Each Canadian Letter of Credit (and corresponding Canadian Underlying Letter of Credit) shall be in form and substance reasonably acceptable to the Canadian Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Canadian Dollars. If Canadian Issuing Lender makes a payment under a Canadian Letter of Credit, the applicable Canadian Borrower shall pay to Canadian Agent an amount equal to the applicable Letter of Credit Disbursement on the date that such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Canadian Advance hereunder and shall bear interest at the Canadian Base Rate plus the Base Rate Margin. If a Letter of Credit Disbursement is deemed to be a Canadian Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3), such Canadian Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Canadian Issuing Lender shall be automatically converted into an obligation to pay the resulting Canadian Advance. Promptly following receipt by Canadian Agent of any payment from Canadian Borrowers pursuant to this paragraph, Canadian Agent shall distribute such payment to Canadian Issuing Lender or, to the extent that Canadian Lenders have made payments pursuant to Section 2.12(b) to reimburse Canadian Issuing Lender, then to such Canadian Lenders and Canadian Issuing Lender as their interests may appear.

(b) Promptly following receipt of a notice of Letter of Credit Disbursement pursuant to Section 2.12(a), each Canadian Lender agrees to fund its Pro Rata Share of any Canadian Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Canadian Borrower had requested the amount thereof as a Canadian Advance and Canadian Agent shall promptly pay to Canadian Issuing Lender the amounts so received by it from the Canadian Lenders. By the issuance of a Canadian Letter of Credit (or an amendment, renewal or extension of a Canadian Letter of Credit) and without any further action on the part of Canadian Issuing Lender or Canadian Lenders, Canadian Issuing Lender shall be deemed to have granted to Canadian Lender, and each Canadian Lender shall be deemed to have purchased, a participation in each Canadian Letter of Credit, in an amount equal to its Pro Rata Share of such Canadian Letter of Credit, and each Canadian Lender agrees to pay to Canadian Agent, for the account of Canadian Issuing Lender, such Canadian Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Canadian Issuing Lender under such Canadian Letter of Credit. In consideration and in furtherance of the foregoing, each Canadian Lender hereby absolutely and unconditionally agrees to pay to Canadian Agent, for the account of Canadian Issuing Lender, such Canadian Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Canadian Issuing Lender and not reimbursed by Canadian Borrower on the date due as provided in Section 2.12(a), or of any reimbursement payment required to be refunded (or that Canadian Agent or Canadian Issuing Lender elects, based upon the advice of counsel, to refund) to such Canadian Borrower for any reason. Each Canadian Lender acknowledges and agrees that its obligation to deliver to Canadian Agent, for the account of Canadian Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement made by Canadian Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any Canadian Lender fails to make available to Canadian Agent the amount of Canadian Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Canadian Lender shall be deemed to be a Defaulting Lender and Canadian Agent (for the account of Canadian Issuing Lender) shall be entitled to recover such amount on demand from such Canadian Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c) Canadian Borrowers hereby agree to indemnify, save, defend, and hold the Canadian Lender Group harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable attorneys fees incurred by Canadian Issuing Lender, any other member of the Canadian Lender Group, arising out of or in connection with any Canadian Letter of Credit; provided, however, that no Canadian Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence, willful misconduct or bad faith of Canadian Issuing Lender or any other member of the Canadian Lender Group (or such Person’s Affiliates, officers, directors, employees or agents). Each Canadian Borrower agrees to be bound by Canadian Underlying Issuer’s regulations and interpretations of any Canadian Underlying Letter of Credit or by Canadian Issuing Lender’s interpretations of any Canadian Letter of Credit issued by Canadian Issuing Lender to or for any Canadian Borrower’s account, even though this interpretation may be different from such Canadian Borrower’s own, and such Canadian Borrower understands and agrees that the Canadian Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following such Canadian Borrower’s instructions or those contained in the Canadian Letter of Credit or any modifications, amendments, or supplements thereto. Each Canadian Borrower understands that the Canadian L/C Undertakings may require Canadian Issuing Lender to indemnify Canadian Underlying Issuer for certain costs or liabilities arising out of claims by such Canadian Borrower against such Canadian Underlying Issuer. Each Canadian Borrower hereby agrees to indemnify, save, defend, and hold the Canadian Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Canadian Lender Group under any Canadian L/C Undertaking as a result of the Canadian Lender Group’s indemnification of any Canadian Underlying Issuer; provided, however, that no Canadian Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence, willful misconduct or bad faith of Canadian Issuing Lender or any other member of the Canadian Lender Group (or such Person’s affiliates, officers, directors, employees or agents). Each Canadian Borrower hereby acknowledges and agrees that neither the Canadian Lender Group nor Canadian Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Canadian Letter of Credit.

(d) Each Canadian Borrower hereby authorizes and directs any Canadian Underlying Issuer to deliver to Canadian Issuing Lender all instruments, documents, and other writings and property received by such Canadian Underlying Issuer pursuant to such Canadian Underlying Letter of Credit and to accept and rely upon the Canadian Issuing Lender’s instructions with respect to all matters arising in connection with such Canadian Underlying Letter of Credit and the related application.

(e) Any and all issuance charges, commissions, fees, and costs incurred by Canadian Issuing Lender relating to Canadian Underlying Letters of Credit shall be Lender Group Expenses of the Canadian Lender Group for purposes of this Agreement and promptly shall be reimbursable by Canadian Borrowers to Canadian Agent for the account of Canadian Issuing Lender; it being acknowledged and agreed by Canadian Borrowers that, as of the Closing Date, the issuance charge imposed by the prospective Canadian Underlying Issuer is 0.825% per annum times the face amount of each Canadian Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Canadian Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f) The obligation of Canadian Borrowers to reimburse Canadian Issuing Lender for each drawing under each Canadian Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Canadian Letter of Credit, this Agreement, or another Loan Document,

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Parent or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Canadian Letter of Credit (or any Person for whom any such beneficiary or any such transferee maybe acting), Canadian Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or such Canadian Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,

(iii) any draft, demand, certificate or other document presented under such Canadian Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Canadian Letter of Credit,

(iv) any payment by Canadian Issuing Lender under such Canadian Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such Canadian Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by Canadian Issuing Lender under such Canadian Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Canadian Letter of Credit,

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, Parent or any of its Subsidiaries, or

(vi) the fact that any Event of Default shall have occurred and be continuing.

(g) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by Canadian Underlying Issuer, Canadian Issuing Lender, any other member of the Canadian Lender Group, with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority:

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Canadian Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on Canadian Issuing Lender, any Canadian Underlying Issuer, any other member of the Canadian Lender Group, any other condition regarding any Canadian Underlying Letter of Credit or any Canadian Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Canadian Issuing Lender, any other member of the Canadian Lender Group, of issuing, making, participating in, or maintaining any Canadian Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Canadian Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Canadian Borrowers, and Canadian Borrowers shall pay within 30 days after demand therefor, such amounts as Canadian Agent may specify to be necessary to compensate Canadian Issuing Lender, any other member of the Canadian Lender Group, for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the Canadian Base Rate plus the Base Rate Margin; provided, however, that Canadian Borrowers shall not be required to provide any compensation pursuant to this Section 2.12(g) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Canadian Borrowers; provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Canadian Agent of any amount due pursuant to this Section 2.12(g), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13 LIBOR Provisions.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, U.S. Borrowers shall have the option, subject to Section

2.13(b) below (the “LIBOR Option”) to have interest on all or a portion of the U.S. Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date on which all or any portion of the U.S. Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless such U.S. Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, U.S. Borrowers no longer shall have the option to request that U.S. Advances bear interest at a rate based upon the LIBOR Rate and U.S. Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the Base Rate plus the Base Rate Margin.

(b) LIBOR Election.

(i) U.S. Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying U.S. Agent prior to 2:00 p.m. (Eastern Standard time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of U.S. Borrowers’ election of the LIBOR Option for a permitted portion of the U.S. Advances and an Interest Period pursuant to this Section shall be made by delivery to U.S. Agent of a LIBOR Notice received by U.S. Agent before the LIBOR Deadline, or by telephonic notice received by U.S. Agent before the LIBOR Deadline (to be confirmed by delivery to U.S. Agent of a LIBOR Notice received by U.S. Agent prior to 5:00 p.m. (Eastern Standard time) on the same day). Promptly upon its receipt of each such LIBOR Notice, U.S. Agent shall provide a copy thereof to each of the affected U.S. Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on the applicable U.S. Borrower. In connection with each LIBOR Rate Loan, U.S. Borrowers shall indemnify, defend, and hold U.S. Agent and the U.S. Lenders harmless against any loss, cost, or expense actually incurred by U.S. Agent or any U.S. Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default, any automatic prepayment through the required application by U.S. Agent of proceeds of Parent’s and its Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the U.S. Obligations pursuant to the terms hereof), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of U.S. Agent or a U.S. Lender delivered to U.S. Borrowers setting forth in reasonable detail any amount or amounts that U.S. Agent or such U.S. Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error. U.S. Borrowers shall pay such amount to U.S. Agent or the U.S. Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a

Funding Loss, U.S. Agent may, in its sole discretion at the request of the applicable U.S. Borrower, hold the amount of such payment as cash collateral in support of the U.S. Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that U.S. Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that U.S. Agent does not defer such application, such U.S. Borrower shall be obligated to pay any resulting Funding Losses.

(iii) U.S. Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. LIBOR Rate Loans must be in minimum increments of at least $500,000 and integral multiples of $500,000 in excess thereof.

(c) Conversion. U.S. Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by U.S. Agent of proceeds of U.S. Borrowers’ and their Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the U.S. Obligations pursuant to the terms hereof, U.S. Borrowers shall indemnify, defend, and hold U.S. Agent and the U.S. Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.13 (b)(ii).

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by U.S. Agent with respect to any U.S. Lender on a prospective basis to take into account any additional or increased costs to such U.S. Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law (other than changes in laws relative to Taxes, which shall be governed by Section 16) occurring subsequent to the commencement of the then applicable Interest Period, including changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected U.S. Lender shall give U.S. Borrowers and U.S. Agent notice of such a determination and adjustment and U.S. Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected U.S. Lender, U.S. Borrowers may, by notice to such affected U.S. Lender (y) require such U.S. Lender to furnish to U.S. Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.13(b)).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any U.S. Lender, make it unlawful or impractical for such U.S. Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such U.S. Lender shall give notice of such changed circumstances to U.S. Agent and U.S. Borrowers (which notice shall be withdrawn whenever such circumstanced no longer exist) and

U.S. Agent promptly shall transmit the notice to each other U.S. Lender and (y) in the case of any LIBOR Rate Loans of such U.S. Lender that are outstanding, the date specified in such U.S. Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such U.S. Lender thereafter shall accrue interest at the Base Rate plus the Base Rate Margin, and (z) U.S. Borrowers shall not be entitled to elect the LIBOR Option until such U.S. Lender determines that it would no longer be unlawful or impractical to do so.

(iii) Notwithstanding anything to the contrary herein, it is understood and agreed that the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all requests, rules, guidelines and directives relating thereto, all interpretations and applications thereof and any compliance by a U.S. Lender with any request or directive relating thereto, shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither U.S. Agent, nor any U.S. Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any U.S. Obligation as to which interest accrues at the LIBOR Rate.

2.14 Capital Requirements.

(a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the applicable Borrowers and applicable Agent thereof. Following receipt of such notice, the applicable Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests additional or increased costs referred to in Section 2.13(d)(i) or amounts under Section 2.14(a) or sends a notice under Section 2.13(d)(ii) relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.13(d)(i) or Section 2.14(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.13(d)(i) or Section 2.14(a), as applicable, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.13(d)(i) or Section 2.14(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.13(d)(i) or Section 2.14(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

2.15 Incremental Revolver Commitments.

(a) U.S. Borrowers shall have the right, after the Closing Date and at any time prior to December 31, 2013, to request from time to time (by written notice to U.S. Agent, who shall send a copy of such notice to each U.S. Lender) that one or more U.S. Lenders (and/or one or more other Persons, reasonably acceptable to U.S. Agent, U.S. Issuing Lender and U.S. Swing Lender, which will become U.S. Lenders as provided below) provide Incremental Revolver Commitments and, subject to the terms and conditions contained in this Agreement, make U.S. Advances pursuant thereto, so long as (x) no Default or Event of Default then exists or would result therefrom, (y) U.S. Borrowers shall have demonstrated to U.S. Agent’s reasonable satisfaction that the full amount of the respective Incremental Revolver Commitments may be incurred without violating the terms the High Yield Notes and (z) U.S. Borrowers obtain consent of the Required Lenders; it being understood and agreed, however, that (i) no U.S. Lender shall be obligated to provide an Incremental Revolving Commitment as a result of any such request by

U.S. Borrowers, and until such time, if any, as such U.S. Lender has agreed in its sole discretion to provide an Incremental Revolving Commitment and executed and delivered to U.S. Agent an Incremental Revolving Commitment Agreement as provided in clause (b) of this Section 2.15, such U.S. Lender shall not be obligated to fund any U.S. Advances in excess of its Revolver Commitment as in effect prior to giving effect to such Incremental Revolver Commitment incurred pursuant to this Section 2.15, (ii) any U.S. Lender (or any other Person, reasonably acceptable to U.S. Agent, U.S. Issuing Lender and U.S. Swing Lender, which will qualify as an Eligible Transferee) may so provide an Incremental Revolver Commitment without the consent of any other U.S. Lender, (iii) each incurrence of Incremental Revolver Commitments on a given Incremental Revolver Commitment Date pursuant to this Section 2.15 shall be in a minimum aggregate amount (for all U.S. Lenders (including any Eligible Transferee who will become a U.S. Lender)) of at least $5,000,000 and in integral multiples of $2,500,000 in excess thereof, (iv) the aggregate amount of Incremental Revolver Commitments to be incurred at any time shall not exceed $15,000,000, (v) the Incremental Revolver Commitment of any Incremental Revolver U.S. Lender, and the related outstandings, shall be a Revolver Commitment (or related outstandings, as the case may be) with the same terms as the original Revolver Commitments (and related outstandings), (vi) all U.S. Advances subsequently incurred pursuant to such Incremental Revolver Commitment (and all interest, fees and other amounts payable thereon) shall constitute U.S. Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the Security Documents, and guaranteed under the U.S. Guarantees, on a pari passu basis with all other U.S. Obligations secured by the Security Documents and guaranteed under the U.S. Guarantees, (vii) the aggregate amount of requests by U.S. Borrowers to obtain Incremental Revolver Commitments pursuant to this Section 2.15 shall not exceed 2, and (viii) all actions taken by U.S. Borrowers pursuant to this Section 2.15 shall be done in coordination with U.S. Agent.

(b) In connection with any provision of Incremental Revolver Commitments pursuant to this Section 2.15, (i) U.S. Borrowers, U.S. Agent and each such U.S. Lender or other Eligible Transferee reasonably acceptable to U.S. Agent, U.S. Issuing Lender and U.S. Swing Lender (each, an “Incremental Revolver Lender”) which agrees to provide an Incremental Revolver Commitment shall execute and deliver to U.S. Agent an Incremental Revolver Commitment Agreement in form and substance that is reasonably acceptable to U.S. Agent (appropriately completed) (each, an “Incremental Revolver Commitment Agreement”), with the effectiveness of such Incremental Revolver Lender’s Incremental Revolver Commitment to occur upon delivery of such Incremental Revolver Commitment Agreement to U.S. Agent, the payment of any fees required in connection therewith (including, without limitation, any agreed upon up-front or arrangement fees) and the satisfaction of the other terms and conditions described in this Section 2.15 and in the respective Incremental Revolver Commitment Agreement, and (ii) U.S. Borrowers shall, in each case to the extent required by U.S. Agent, deliver to U.S. Agent (y) an opinion or opinions, in form and substance reasonably satisfactory to U.S. Agent, from counsel to U.S. Borrowers reasonably satisfactory to U.S. Agent and dated the applicable Incremental Revolver Commitment Date of the respective Incremental Revolver Commitment Agreement, covering such matters relating to the provision of the Incremental Revolver Commitments as may be reasonably requested by U.S. Agent and (z) such other officers’ certificates, resolutions and evidence of good standing as U.S. Agent shall reasonably request. U.S. Agent shall promptly notify each U.S. Lender as to the effectiveness of each Incremental Revolver Commitment Agreement, and at such time (A) the U.S. Maximum

Revolver Amount under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental Revolver Commitments and (B) Schedule C-1 shall be deemed modified to reflect the revised Revolver Commitments of the affected U.S. Lenders.

(c) At the time of any provision of Incremental Revolver Commitments pursuant to this Section 2.15, U.S. Borrowers shall, in coordination with U.S. Agent, repay outstanding U.S. Advances of certain of the U.S. Lenders, and incur additional U.S. Advances from certain other U.S. Lenders (including the Incremental Revolver Lenders), in each case to the extent necessary so that all of the U.S. Lenders participate in each outstanding U.S. Advance pro rata on the basis of their respective Revolver Commitments (after giving effect to any increase in the U.S. Maximum Revolver Amount pursuant to this Section 2.15) and with U.S. Borrowers being obligated to pay to the respective U.S. Lenders any costs of the type referred to in Section 2.13 in connection with any such repayment and/or U.S. Advances.

2.16 Joint and Several Liability.

(a) Joint and Several Liability of U.S. Borrowers.

(i) Each U.S. Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each U.S. Borrower and in consideration of the undertakings of the other U.S. Borrowers to accept joint and several liability for the U.S. Obligations.

(ii) Each U.S. Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other U.S. Borrowers, with respect to the payment and performance of all of the U.S. Obligations (including, without limitation, any U.S. Obligations arising under this Section 2.16(a)), it being the intention of the parties hereto that all the U.S. Obligations shall be the joint and several obligations of each U.S. Borrower without preferences or distinction among them.

(iii) If and to the extent that any U.S. Borrower shall fail to make any payment with respect to any of the U.S. Obligations as and when due or to perform any of the U.S. Obligations in accordance with the terms thereof, then in each such event the other U.S. Borrowers will make such payment with respect to, or perform, such U.S. Obligation.

(iv) The U.S. Obligations of each U.S. Borrower under the provisions of this Section 2.16(a) constitute the absolute and unconditional, full recourse U.S. Obligations of each U.S. Borrower enforceable against each U.S. Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(v) Except as otherwise expressly provided in this Agreement, each U.S. Borrower hereby waives, to the fullest extent permitted by applicable law, notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agents or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the fullest extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each U.S. Borrower hereby assents to, and waives, to the extent permitted by law, notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agents or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agents or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each U.S. Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.16(a) afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.16(a), it being the intention of each U.S. Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the U.S. Obligations of each U.S. Borrower under this Section 2.16(a) shall not be discharged except by performance or payment and then only to the extent of such performance or payment. The U.S. Obligations of each U.S. Borrower under this Section 2.16(a) shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Agent or any Lender.

(vi) Each U.S. Borrower represents and warrants to Agents and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each U.S. Borrower further represents and warrants to Agents and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each U.S. Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(vii) The provisions of this Section 2.16(a) are made for the benefit of Agents, Lenders and their respective successors and assigns, and may be enforced by them from time to time against any or all U.S. Borrowers as often as occasion therefor may arise and without requirement on the part of such Agent, such Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.16(a) shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or any Lender upon the insolvency, bankruptcy or reorganization of any

Borrower, or otherwise, the provisions of this Section 2.16(a) will forthwith be reinstated in effect, as though such payment had not been made.

(viii) Each U.S. Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agents or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full. Any claim which any U.S. Borrower may have against any other Borrower with respect to any payments to any Agent or any Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(b) Joint and Several Liability of Canadian Borrowers.

(i) Each Canadian Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Canadian Borrower and in consideration of the undertakings of the other Canadian Borrowers to accept joint and several liability for the Canadian Obligations.

(ii) Each Canadian Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Canadian Borrowers, with respect to the payment and performance of all of the Canadian Obligations (including, without limitation, any Canadian Obligations arising under this Section 2.16(b)), it being the intention of the parties hereto that all the Canadian Obligations shall be the joint and several obligations of each Canadian Borrower without preferences or distinction among them.

(iii) If and to the extent that any Canadian Borrower shall fail to make any payment with respect to any of the Canadian Obligations as and when due or to perform any of the Canadian Obligations in accordance with the terms thereof, then in each such event the other Canadian Borrowers will make such payment with respect to, or perform, such Canadian Obligation.

(iv) The Canadian Obligations of each Canadian Borrower under the provisions of this Section 2.16(b) constitute the absolute and unconditional, full recourse Canadian Obligations of each Canadian Borrower enforceable against each Canadian Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(v) Except as otherwise expressly provided in this Agreement, each Canadian Borrower hereby waives, to the fullest extent permitted by applicable law, notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agents or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the fullest extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Canadian Borrower hereby assents to, and waives, to the extent permitted by law, notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agents or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agents or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Canadian Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.16(b) afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.16(b), it being the intention of each Canadian Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Canadian Obligations of each Canadian Borrower under this Section 2.16(b) shall not be discharged except by performance or payment and then only to the extent of such performance or payment. The Canadian Obligations of each Canadian Borrower under this Section 2.16(b) shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Agent or any Lender.

(vi) Each Canadian Borrower represents and warrants to Agents and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Canadian Borrower further represents and warrants to Agents and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Canadian Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(vii) The provisions of this Section 2.16(b) are made for the benefit of Agents, Lenders and their respective successors and assigns, and may be enforced by them from time to time against any or all Canadian Borrowers as often as occasion therefor may arise and without requirement on the part of such Agent, such Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.16(b) shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.16(b) will forthwith be reinstated in effect, as though such payment had not been made.

(viii) Each Canadian Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agents or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full. Any claim which any Canadian Borrower may have against any other Borrower with respect to any payments to any Agent or any Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(c) Separate U.S. and Canadian Obligation. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, Canadian Borrowers shall not be liable for the Obligations of the U.S. Borrowers or any Domestic Subsidiary which is a Loan Party and U.S. Borrowers shall not be liable for the Obligations of the Canadian Borrowers or any Canadian Subsidiary which is a Loan Party.

2.17 Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.

(a) For purposes of the Interest Act (Canada) and disclosure thereunder, whenever interest payable by any Canadian Borrower is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest determined pursuant to such calculation is, for the purposes of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation.

(b) If any provision of this Agreement would oblige a Canadian Credit Party to make any payment of interest or other amount payable to the Agents in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Agent of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Agent of

“interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i) first, by reducing the amount or rate of interest; and

(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

(c) All calculations of interest payable by Canadian Borrowers under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

(d) Any provision of this Agreement that would oblige a Canadian Credit Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Credit Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

2.18 Currencies. All U.S. Obligations shall be paid in Dollars (except for any U.S. Obligations consisting of a Guaranty that provides for the payment in another currency). All Canadian Obligations shall be paid in Canadian Dollars (except for any Canadian Obligations consisting of a Guaranty that provides for the payment in another currency).

3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of Parent and its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3 Maturity. This Agreement shall continue in full force and effect until November 15, 2013 (the “Maturity Date”, as such date may be extended as provided in this Section 3.3); provided, however, that upon the High Yield Notes Refinancing and so long as no Default or Event of Default exists at the time of the High Yield Notes Refinancing, the Maturity Date shall automatically be extended to the earlier of (i) May 25, 2016 and (ii) the date that that is ninety (90) days prior to the maturity date of the New High Yield Notes or the Permitted Second Lien Term Loan Facility, as applicable, regardless of whether the High Yield Notes Refinancing occurs as a result of the issuance of the New High Yield Notes or the entering into of the Permitted Second Lien Term Loan Facility. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4 Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agents will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agents’ Liens and all notices of security interests and liens previously filed by Agents.

3.5 Early Termination by Borrowers. Borrowers have the option, at any time upon 10 Business Days prior written notice to Agents, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agents all of the Obligations in full.

3.6 Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof, shall constitute an Event of Default).

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state or province where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to any shares of Borrowers’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.1(c), there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Parent nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Parent’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

4.2 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, provincial or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

4.3 Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agents for filing or recordation.

4.4 Binding Obligations; Perfected Liens.

(a) Each Loan Document, when duly executed and delivered by each Loan Party that is a party thereto, will be the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Agents’ Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title and as to which the applicable Agent has not caused its Lien to be noted on the applicable certificate of title, and (ii) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 6.11, and subject only to the filing of financing statements and the recordation of the Mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are either permitted purchase money Liens or the interests of lessors under Capital Leases.

4.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The full legal name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(b) The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(c) Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(d) As of the Closing Date, no Loan Party and no Subsidiary of a Loan Party holds any commercial tort claims that exceed $100,000 in amount, except as set forth on Schedule 4.6(d).

4.7 Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of Parent, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(b) Schedule 4.7(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $2,000,000 that, as of the Closing Date, is pending or, to the knowledge of any Loan Party, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.8 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.9 No Material Adverse Change. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Parent to Agents have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2010, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries.

4.10 Fraudulent Transfer.

(a) Each Loan Party is Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.11 Employee Benefits.

(a) No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan (other than as provided below with respect to Canadian Credit Parties).

(b) No Canadian Credit Party has (i) established or commenced contributing to any Defined Benefit Plan or (ii) acquired an interest in any Person if such Person sponsors, administers, maintains or contributes to, or has any liability in respect of any Defined Benefit Plan.

(c) Except as set forth on Schedule 4.11 (as such Schedule may be updated from time to time) and as of the date hereof, no Canadian Credit Party sponsors, maintains, contributes to or has any liability in respect of, any plan other than statutory plans required by applicable law.

(d) Except as set forth in Schedule 4.11 (as such Schedule may be updated from time to time) and as of the date hereof, no Canadian Credit Party has or is subject to any present or future obligation or liability under any Canadian Employee Plan and any overtime pay, premiums for unemployment insurance, health and welfare insurance premiums, accrued wages, salaries and commissions, severance pay and employee benefit plan payments which are due and owing, have been fully paid by each Canadian Credit Party or, in the case of accrued unpaid overtime pay, accrued unpaid vacation or accrued unpaid commissions for Canadian Employees, has been accurately accounted for in the books and records of each Canadian Credit Party or has been reported pursuant to the collateral reporting obligation pursuant to Section 5.2.

(e) Schedule 4.11 (as such Schedule may be updated from time to time) lists all the Canadian Pension Plans and Canadian Employee Plans applicable to the Canadian Employees of each Canadian Credit Party in respect of employment in Canada and which are currently maintained or sponsored by a Canadian Credit Party or to which a Canadian Credit Party contributes or has an obligation to contribute, except, for greater certainty, any statutory plans to which each Canadian Credit Party is obligated to contribute to or comply with under applicable law.

(f) No improvements to any Canadian Pension Plan or any Canadian Employee Plan have been promised, except such improvements as are described in the collective bargaining agreements listed in Schedule 4.11 (as such Schedule may be updated from time to time), and no amendments or improvements to a Canadian Employee Plan will be made or promised by any Canadian Credit Party before the Closing Date.

(g) Except as disclosed in Schedule 4.11 (as such Schedule may be updated from time to time), no Canadian Credit Party provides benefits to retired Canadian Employees or to beneficiaries or dependents of retired Canadian Employees.

(h) All obligations regarding the Canadian Pension Plans and the Canadian Employee Plans (including current service contributions) have been satisfied, there are no outstanding defaults or violations by any party to any Canadian Pension Plan and any Canadian Employee Plan and no taxes, penalties or fees are owing or exigible under any of the Canadian Employee Plans, except which could not reasonably be expected to result in a Material Adverse Change. Except as disclosed on Schedule 4.11 (as such Schedule may be updated from time to time), as of the date hereof, each Canadian Pension Plan and each Canadian Employee Plan is fully funded or fully insured pursuant to the actuarial assumptions and methodology set out in Schedule 4.11 (as such Schedule may be updated from time to time) and, in the case of a Canadian Pension Plan, as required under the most recent actuarial valuation filed with the applicable Governmental Authority pursuant to generally accepted actuarial practices and principles. To the best knowledge of the Canadian Credit Party, no fact or circumstance exists that could adversely affect the tax-exempt status of a Canadian Pension Plan or Canadian Employee Plan.

(i) Except as disclosed in Schedule 4.11 (as such Schedule may be updated from time to time),

(i) As of the date hereof, no Canadian Credit Party is a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting Canadian Employees;

(ii) No Canadian Credit Party, is a party to any application, complaint, grievance, arbitration, or other proceeding under any statute or under any collective agreement related to any Canadian Employee or the termination of any Canadian Employee and there is no complaint, inquiry or other investigation by any regulatory or other administrative authority or agency with regard to or in relation to any Canadian Employee or the termination of any Canadian Employee except any such application, complaint, grievance, arbitration or other proceeding which could not reasonably be expected to result in a Material Adverse Change;

(iii) To the best of its knowledge and belief after due enquiry, no Canadian Credit Party has engaged in any unfair labor practice, nor is any Canadian Credit Party aware of any pending or threatened complaint regarding any alleged unfair labor practices, as of the date hereof; and

(iv) Except where such action could not reasonably be expected to result in a Material Adverse Change, there is no strike, labor dispute, work slow down, stoppage or other labor disputes pending or threatened against any Canadian Credit Party and no Canadian Credit Party is currently the subject of any union organization effort or any labor negotiation.

(j) All contributions, assessments, fees, taxes, penalties or fines in relation to the Canadian Employees have been duly paid and there is no outstanding liability of any kind in relation to the employment of the Canadian Employees or the termination of employment of any Canadian Employee which is due but unpaid as of the date of this Agreement.

(k) Each Canadian Credit Party is in compliance with all requirements of Canadian Employee Benefits Legislation and health and safety, workers compensation, employment standards, labor relations, health insurance, employment insurance, protection of personal information, human rights laws and any Canadian federal, provincial or local counterparts or equivalents in each case, as applicable to the Canadian Employees and as amended from time to time and except where failure to comply could not reasonably be expected to result in a Material Adverse Change.

4.12 Environmental Condition. Except as set forth on Schedule 4.12, (a) to Parent’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Parent’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to the RCRA or any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.13 Intellectual Property. Each Loan Party, owns, or holds licenses in, all trademarks, trade names, copyrights, patents, and licenses used in to the conduct of its or any of its Subsidiaries’ business as currently conducted, except where the failure to own, hold licenses in, or otherwise have a right to use would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change, and attached hereto as Schedule 4.13 (as updated from time to time) is a true, correct, and complete listing of all registered trademarks, trade names, copyrights, patents and applications for the registration or issuance of trademarks, copyrights and patents, and licenses, in each case as to which Parent or one of its Subsidiaries is the owner or is an exclusive licensee; provided, however, that Parent may amend Schedule 4.13 to add additional intellectual property so long as such amendment occurs by written notice to Agents at the time that Parent provides its Compliance Certificate pursuant to Section 5.1.

4.14 Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.15 Deposit Accounts and Securities Accounts. Set forth on Schedule 4.15 (as updated pursuant to the provisions of the Security Agreement from time to time) is a listing of all of the Loan Parties’ and their Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.16 Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Parent’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agents or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Parent’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agents or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agents represent, and any additional Projections delivered to Agents represent, Parent’s good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Parent to be reasonable at the time of the delivery thereof to Agents (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

4.17 Material Contracts. Set forth on Schedule 4.17 (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed list of the Material Contracts of each Loan Party and its Subsidiaries as of the most recent date on which Parent provided its Compliance Certificate pursuant to Section 5.1; provided, however, that Parent may amend Schedule 4.17 to add additional Material Contracts so long as such amendment occurs by written notice to Agents on the date that Parent provides its Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to the applicable Loan Party’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.18 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”), (c) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and (d) other federal, state or provincial laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.19 Indebtedness. Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.20 Payment of Taxes. Except as otherwise permitted under Section 5.5, or as set forth on Schedule 4.20, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, except for any such assessments, fees and other governmental charges being contested in good faith and for which adequate reserves have been established in accordance with GAAP. Except as set forth on Schedule 4.20, each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. Parent knows of no tax assessment proposed in writing against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.21 Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

4.22 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.23 OFAC. To the extent applicable, no Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. To the extent applicable, no Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.24 Eligible Accounts. As to each Account that is identified by the applicable Borrower as an Eligible Account in a Borrowing Base Certificate submitted to the applicable Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the license and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of such Borrower’s business, (b) owed to such Borrower, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.25 Locations of Equipment. The Equipment (other than vehicles or Equipment out for repair) of the Loan Parties and their Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between or to, the locations identified on Schedule 4.25 (as such Schedule may be updated pursuant to Section 5.15).

4.26 Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.27 Employee and Labor Matters. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, there is no strike, slowdown, work stoppage, lockout or other material labor dispute, pending or to the knowledge of Borrowers threatened. To the knowledge of Borrowers, no union organizing activities or other question concerning representation with respect to the employees of any Loan Party or its Subsidiaries exists or is threatened. None of Parent or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which if unpaid or unsatisfied, would individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. The hours worked and payments made to employees of Parent or its Subsidiaries have not been in violation of the Fair Labor Standards Act, the

Employment Standards Code (Alberta) or any other applicable legal requirements, except to the extent such violations would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from Parent or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.28 Non-Material Subsidiaries. None of the events permitted by the exceptions allowed for Non-Material Subsidiaries set forth in Sections 6.3, 6.9(c), 8.3, 8.4, 8.5 or 8.6 will cause a Material Adverse Change with respect to Borrowers and their Material Subsidiaries (taken as a whole) since the date of the latest financial statements submitted to Lender on or before the Closing Date. Except for intercompany balances, none of the Non-Material Subsidiaries owns any asset (including without limitation any patent, trademark, copyright, or other intellectual property), or is the licensee, permittee, or other authorized user or person under any license, permit, or other similar agreement, the absence of which would create a Material Adverse Change to the business of Borrowers and their Material Subsidiaries (taken as a whole), as such business is presently conducted. Except for intercompany balances, none of the Non-Material Subsidiaries is subject to any liability that would create a Material Adverse Change to the business of Borrowers and their Material Subsidiaries (taken as a whole), as such business is presently conducted.

4.29 Withholdings and Remittances. Canadian Credit Parties have withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by law to be withheld, including, without limitation, all payroll deductions required to be withheld, and furthermore, have remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Canadian Credit Parties have remitted all Canada Pension Plan contributions, provincial pension plan contributions, workers’ compensation assessments, employment insurance premiums, employee health premiums, municipal real estate taxes and other taxes payable under the applicable law by them (the “Statutory Lien Payments”) and have remitted such amounts to the proper Governmental Authority within the time required under the applicable law.

4.30 Burdensome Contracts. No Loan Party or any of their Subsidiaries is a party to or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Loan Party or any of their Subsidiaries is party or subject to any Restrictive Agreement other than the High Yield Notes Indenture and, if applicable, the Permitted Second Lien Term Loan Facility.

4.31 Updates to Schedules. Schedules 4.1(c), 4.6(a), 4.6(b), 4.6(c), 4.11, 4.13 and 4.17 may be updated with supplemental information reasonably acceptable to U.S. Agent or Canadian Agent, as applicable, on the date that Parent provides its Compliance Certificate due at the end of the next calendar quarter and no misrepresentation shall be deemed to occur with respect to any changes occurring during the period following the delivery of a Compliance Certificate with respect to items described in the Compliance Certificate due at the end of the next succeeding calendar quarter. Schedules 4.15 and 4.25 may be updated with supplemental information reasonably acceptable to U.S. Agent or Canadian Agent, as applicable, in accordance with the provisions of Section 4.15 and Section 4.25, respectively.

5.	AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties shall and shall cause each of their Subsidiaries to comply with each of the following:

5.1 Financial Statements, Reports, Certificates. Deliver to Agents, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein. In addition, Parent agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent. In addition, Parent agrees to maintain a system of accounting that enables Parent to produce financial statements in accordance with GAAP. Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, and allowances with respect to its and its Subsidiaries’ sales, and (b) maintain its billing systems/practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agents.

5.2 Collateral Reporting. Provide each Agent (and if so requested by any Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, Parent agrees to use commercially reasonable efforts in cooperation with Agents to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule, to the extent set forth therein.

5.3 Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect its organizational existence and, if applicable, good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable and all rights and franchises, licenses and permits material to its business; provided, however, that no Loan Party or any of its Subsidiaries shall be required to preserve any such right or franchise, licenses or permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person.

5.4 Maintenance of Properties. Maintain and preserve all of its assets that are reasonably necessary in the proper conduct of the business of the Loan Parties, taken as a whole, in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted, and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest, in each case, except as otherwise permitted under Section 6.3 or Section 6.4.

5.5 Taxes. Cause all material assessments and material taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Parent will and will cause each of its Subsidiaries to make timely payment or deposit of all material tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, provincial and federal (including the local, provincial, and federal government of Canada and any political subdivision thereof) income taxes and will, upon request, furnish U.S. Agent with proof reasonably satisfactory to U.S. Agent indicating that Parent and its Subsidiaries have made such payments or deposits.

5.6 Insurance. At Borrowers’ expense, maintain insurance respecting each of the Loan Parties’ and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain (with respect to each of the Loan Parties and their Subsidiaries) general liability, director’s and officer’s liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with responsible and reputable insurance companies acceptable to U.S. Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to U.S. Agent. All property insurance policies covering the Collateral are to be made payable to U.S. Agent or Canadian Agent, as applicable, for the benefit of such Agent and the U.S. Lenders or Canadian Lenders, as applicable, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as such Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agents, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of the applicable Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to such Agent of the exercise of any right of cancellation. If Borrowers fail to maintain such insurance, the applicable Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on such Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give the applicable Agent prompt notice of any loss exceeding $1,000,000 covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agents shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7 Inspections; Field Exams; Appraisals. Permit Agents and each of their duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals, field exams, Data Library appraisals, and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as such Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrowers.

5.8 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.9 Environmental.

(a) Keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b) Comply, in all material respects, with Environmental Laws and provide to U.S. Agent documentation of such compliance which U.S. Agent reasonably requests,

(c) Promptly notify U.S. Agent of any release of which Parent has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d) Promptly, but in any event within 5 Business Days of its receipt thereof, provide U.S. Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Parent or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10 Disclosure Updates. Promptly and in no event later than 10 days after obtaining knowledge thereof, notify Agents if any written information, exhibit, or report furnished to Agents or the Lenders contained, at the time it was furnished, any untrue statement of a material fact when taken as a whole or omitted to state any material fact necessary to make the statements contained therein not misleading when taken as a whole, in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11 Formation of Subsidiaries. At the time that any Loan Party forms any direct or indirect Material Subsidiary or acquires any direct or indirect Material Subsidiary after the Closing Date, such Loan Party shall (a) within 10 days of such formation or acquisition (or such later date as permitted by U.S. Agent or the Canadian Agent, as applicable, in its sole discretion) cause any such new Material Subsidiary to provide to U.S. Agent or Canadian Agent, as applicable, a joinder to the U.S. Guaranty or the Canadian Guaranty, as applicable, and to the U.S. Security Agreement or the Canadian Security Agreement, as applicable (for the avoidance of doubt, no U.S. Subsidiary shall be required to join the Canadian Guaranty or Canadian Security Agreement and no Canadian Subsidiary shall be required to join the U.S. Guaranty or U.S. Security Agreement), together with such other security documents (including mortgages with respect to any Real Property owned in fee of such new Material Subsidiary with a fair market value of at least $1,000,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to such Agent (including being sufficient to grant such Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided that the joinder to the applicable Guaranty and Security Agreement, and such other security documents shall not be required to be provided to such Agent with respect to any Subsidiary of Parent that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty, executing any security documents or perfecting the security interests created thereby are unreasonably excessive (as determined by such Agent in consultation with Borrowers) in relation to the benefits of such Agent and the U.S. Lenders or Canadian Lenders, as applicable, of the security or guarantee afforded thereby, (b) within 10 days of such formation or acquisition (or such later date as permitted by such Agent in its sole discretion) provide to such Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Material Subsidiary reasonably satisfactory to such Agent; provided that only 65% of the total outstanding voting Stock of any first tier Material Subsidiary of Parent that is a CFC (and none of the Stock of any Material Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge or perfecting the security interests created thereby are unreasonably excessive (as determined by such Agent in consultation with Borrowers) in relation to the benefits of such Agent and the U.S. Lenders or Canadian Lenders, as applicable, of the security or guarantee afforded thereby (which pledge, if reasonably requested by such Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) within 10 days of such formation or acquisition (or such later date as permitted by such Agent in its sole discretion) provide to such Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to such Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.

5.12 Further Assurances. At any time upon the reasonable request of U.S. Agent or Canadian Agent, as applicable, execute or deliver to such Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that such Agent may reasonably request in form and substance reasonably satisfactory to such Agent, to create, perfect, and continue perfected or to better perfect such Agent’s Liens in all of the assets of Parent and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of such Agent in any Real Property acquired by Parent or its Subsidiaries after the Closing Date with a fair market value in excess of $1,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of Parent that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by such Agent in consultation with Borrowers) in relation to the benefits of such Agent and the U.S. Lenders or Canadian Lenders, as applicable, of the benefits afforded thereby. To the maximum extent permitted by applicable law, if Parent refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, Parent hereby authorizes the applicable Agent to execute any such Additional Documents in the applicable Loan Party’s or its Subsidiary’s name, as applicable, and authorizes such Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as such Agent may reasonably request from time to time to ensure that the U.S. Obligations are guarantied by the U.S. Guarantors and are secured by substantially all of the assets of the U.S. Credit Parties and their Domestic Subsidiaries and all of the outstanding capital Stock of U.S. Borrowers’ Domestic Subsidiaries and the Canadian Obligations are guaranteed by the Canadian Guarantors and are secured by substantially all of the assets of the Canadian Credit Parties and their Canadian Subsidiaries Parent and its Subsidiaries (other than Domestic Subsidiaries) and all of the outstanding capital Stock of Borrowers’ Canadian Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs).

5.13 Lender Meetings. Within 90 days after the close of each fiscal year of Parent, at the request of Agents or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of any Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent.

5.14 Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, provide Agents with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

5.15 Location of Inventory and Equipment. Keep each Loan Parties’ and its Subsidiaries’ Inventory and Equipment (other than (i) vehicles and (ii) Equipment out for repair or being utilized at a job site) only at the locations identified on Schedule 4.25 and their chief executive offices only at the locations identified on Schedule 4.6(b); provided, however, that Borrowers may amend Schedule 4.25 or Schedule 4.6(b) so long as such amendment occurs by written notice to U.S. Agent or Canadian Agent, as applicable, not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States and Canada, and so long as, at the time of such written notification, the applicable Borrower provides the applicable Agent a Collateral Access Agreement with respect thereto.

5.16 Pension and Employee Benefits.

(a) No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates will maintain or contribute to any Benefit Plan (other than Canadian Credit Parties as provided in Section 5.17(b) below).

(b) Canadian Pension Plans and Canadian Employee Plans.

(i) The Canadian Credit Parties will cause to be delivered to the Agents, promptly upon the Agents’ written request, a copy of each Canadian Pension Plan and Canadian Employee Plan and, if applicable, related trust agreements or other funding instruments and all amendments thereto.

(ii) The Canadian Credit Parties shall obtain and provide the Agents, upon their request, with written confirmation from the applicable Governmental Authorities for each Canadian Pension Plan or Canadian Employee Plan that is required to be registered with any Governmental Authority under Canadian Employee Benefits Legislation. The Canadian Credit Parties shall ensure that each Canadian Pension Plan or Canadian Employee Plan retains its registered status under and is administered in all material respects in accordance with the terms of the applicable Canadian Pension Plan text, funding agreement and Canadian Employee Benefits Legislation.

(iii) The Canadian Credit Parties will cause all reports and disclosures required by any Canadian Pension Plan or applicable Canadian Employee Benefits Legislation to be filed and distributed as required.

(iv) The Canadian Credit Parties shall perform in all material respects all obligations (including (if applicable), funding, investment and administration obligations) required to be performed by it in connection with each Canadian Pension Plan and Canadian Employee Plan and the funding therefore; make and pay all current service and, as applicable, special payments relating to solvency deficiencies under any Canadian Pension Plan and pay all premiums required to be made or paid by it in accordance with the terms of the applicable Canadian Employee Plan and the Canadian Employee Benefits Legislation and withhold by way of authorized payroll deductions or otherwise collect and pay into the applicable Canadian Pension Plan or Canadian Employee Plan all employee contributions required to be withheld or collected by it in accordance with the terms of the Canadian Pension Plan or the Canadian Employee Plan, and the Canadian Employee Benefits Legislation.

5.17 Data Library. Upon request by Agents, deposit a copy of the Data Library, and all additions and updates thereto on an annual basis, with the U.S. Agent and the Canadian Agent.

5.18 Leases. Pay when due all rents and other amounts payable under any leases to which any Borrower or any Subsidiary of a Borrower is a party or by which any Borrower’s or any Subsidiary of a Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest or, in the case of any leases other than the Borrowers’ leases of the premises at 10811 S. Westview Circle, Houston, Texas or 5321-11th Street Northeast, Calgary,

Alberta, Canada T2E8N4 (which premises are the storage site for the Data Library), the loss or forfeiture of such leases would not cause a Material Adverse Change.

5.19 Mergers and Transfers of Assets. In the event that any Subsidiary merges into another Subsidiary or any Borrower or sells, assigns, or conveys assets to another Subsidiary or Borrower, Borrowers will (i) give Agents telephonic or written notice at least one week but not more than one month prior to any such merger, sale, assignment or conveyance, (ii) will promptly thereafter deliver to U.S. Agent or Canadian Agent, as applicable, such amendments to and reaffirmations of the Loan Documents, each in form and substance satisfactory to such Agent, that such Agent may request in connection therewith, and (iii) cause to be filed, if necessary, appropriate amendments to U.S. and Canadian financing statements in such office or offices and to take such other actions as may be necessary or, in the Permitted Discretion of such Agent, desirable to continue the perfection such Agent’s Liens in the Collateral.

6.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries to do any of the following:

6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes.

(a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, except for (i) any merger, consolidation or reorganization between Loan Parties, provided that any Borrower must be the surviving entity of any such merger, consolidation or reorganization to which it is a party or, if the surviving entity is not a Borrower, cause such entity to become a Borrower upon completion of such merger, consolidation or reorganization, (ii) any merger, consolidation or reorganization between a Loan Party and Subsidiaries of such Loan Party that are not Loan Parties so long as such Loan Party is the surviving entity of any such merger, consolidation or reorganization or, if a Loan Party is not intended to be the surviving entity, cause the surviving entity to become a Loan Party upon the completion of such merger, consolidation or reorganization, and (iii) any merger, consolidation or reorganization between Subsidiaries of Parent that are not Loan Parties, or

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Parent with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than any Borrower) or any of its wholly-owned Subsidiaries so long as, in the case of a liquidation or dissolution of a Loan Party, all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving; provided that, no Domestic Subsidiary shall be permitted to transfer any material portion of its assets to a Canadian Subsidiary and no Canadian Subsidiary shall be permitted to transfer any material portion of its assets to a Domestic Subsidiary, in each case, without the prior consent of Agents, or (iii) the liquidation or dissolution of a Subsidiary of Parent that is not a Loan Party (other than any such Subsidiary (other than Non-Material Subsidiaries) the Stock of which (or any portion thereof) is subject to a Lien in favor of U.S. Agent or Canadian Agent, as applicable) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Parent that is not liquidating or dissolving; provided, however, that nothing herein contained shall be deemed to prohibit or limit any Non-Material Subsidiary from liquidating, winding up or dissolving, or

(c) Other than in the case of Non-Material Subsidiaries, suspend or go out of a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 6.4.

6.4 Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.11, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of, unless such agreement is subject to the consent of U.S. Agent or Canadian Agent, as applicable) any of Parent’s or its Subsidiaries assets.

6.5 Change Name. Change Parent’s or any of its Subsidiaries’ legal name, organizational identification number, federal employer identification number, state or province of organization or organizational identity; provided, however, that Parent or any of its Subsidiaries may change its legal name upon at least 30 days prior written notice to U.S. Agent of such change.

6.6 Nature of Business. Engage in any material respect any line of business different from those lines of business engaged by the Loan Parties on the Closing Date; provided, however, that the foregoing shall not prevent Parent and its Subsidiaries from engaging in any business that is similar, reasonably related, incidental, ancillary or complementary to its or their business or reasonable extensions thereof.

6.7 Prepayments and Amendments.

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement and (B) Permitted Intercompany Advances, or

(ii) make any payment on account of Indebtedness other than as permitted under clauses (c), (e), (h) and (j) of the definition of Permitted Indebtedness so long as such payment is not prohibited at such time under the relevant subordination terms and conditions, if any; provided, that, both before and immediately after giving effect to each such prepayment, redemption, defeasance, purchase of acquisition, no Event of Default shall have occurred and be continuing,

(iii) other than prepayment of up to 10% of the outstanding principal amount of the New High Yield Notes, plus any prepayment premium, per annum, so long as at the time of any payment thereof (A) no Event of Default shall have occurred and be continuing or would result after giving effect to such prepayment, (B) Parent and its Subsidiaries are in pro forma compliance with the provisions of Article VII and (C) Parent and its Subsidiaries have pro forma Excess Availability of at least $25,000,000,

(iv) other than prepayment of the Existing High Yield Notes with the proceeds of the Equity Investment, or

(v) prepay any Indebtedness under the Permitted Second Lien Term Loan Facility, other than, so long as no Default or Event of Default has occurred and is continuing or would result after giving effect to such prepayment, (A) as expressly required by the terms of the Permitted Second Lien Term Loan Facility, subject to any intercreditor arrangements in connection therewith, and (B) optional prepayments with the proceeds of an initial public offering of Seitel Holdings so long as (I) there are no Advances outstanding under this Agreement and (II) Parent and its Subsidiaries are in pro forma compliance with the provisions of Article VII, subject to any intercreditor arrangements in connection therewith,

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) Indebtedness permitted under clauses (c), (e), (f), (g), (i) and (m) of the definition of Permitted Indebtedness,

(ii) any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders, or

(iii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9 Restricted Junior Payments. Make any Restricted Junior Payment; provided, however, that, so long as it is permitted by law,

(a) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Parent may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Stock of Parent held by such Persons, provided, however, that the aggregate amount of such redemptions made by Parent during the term of this Agreement plus the amount of Indebtedness outstanding under clause (h) of the definition of Permitted Indebtedness, does not exceed (i) $2,500,000 in any calendar year or (ii) $5,000,000 in any calendar year if after giving effect to such distributions, Parent and its Subsidiaries will have Excess Availability of at least $15,000,000 (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over, but only to the next calendar year),

(b) distributions or declaration and payment of dividends by a Domestic Subsidiary or a U.S. Borrower to a Domestic Subsidiary or a U.S. Borrower (including, without limitation, liquidating distributions by Non-Material Subsidiaries) in the ordinary course of business for the purpose of (i) paying auditing fees and expenses, (ii) paying directors fees, expenses and indemnities owed to directors of Parent and expenses payable pursuant to the Advisory Agreement, and (iii) paying fees and expenses incurred in connection with a public offering, and

(c) Parent may make distributions to: (i) so long as Parent is the sole direct Subsidiary of Seitel Holdings and Seitel Holdings has no other assets or operations, in an aggregate amount equal to the lesser of (1) the amount that would be due with respect to a consolidated, combined or similar federal, state or local tax return that included Seitel Holdings and its Subsidiaries for which Seitel Holdings would be the corporate parent, and (2) the actual amount of such franchise or similar taxes and fees of Seitel Holdings required to maintain Seitel Holdings’ corporate or other existence, and (ii) at all other times, an amount equal to the lesser of (1) the portion of a consolidated, combined or similar federal, state or local tax return that included Seitel Holdings and its Subsidiaries for which Seitel Holdings would be the corporate parent equal to the amount that would be due with respect to a consolidated, combined or similar federal, state or local tax return that included Parent and its Subsidiaries for which Parent would be the corporate parent and (2) the net amount of the applicable tax that Seitel Holdings actually owes to the relevant taxing authority as a result of its ownership of Parent; provided, however, that in each case in the event that any such distribution exceeds the amount of the applicable taxes, Borrowers will cause Seitel Holdings to reimburse any excess amounts to Parent within 10 days of the payment of such taxes and if any such excess amounts are not reimbursed with 10 days, Parent will not make any further distributions for tax purposes until such excess amounts are reimbursed in full; provided, further, that, to the extent deemed to be distributions, Parent may make distributions to Seitel Holdings pursuant to and in accordance with Section 6.12(a) and Section 6.12(c) below.

6.10 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.11 Investments; Control Agreements.

(a) Directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment, except for:

(i) Permitted Investments,

(ii) Investments in direct or indirect Subsidiaries of Parent, that are Loan Parties, to the extent, but only to the extent, of intercompany accounts converted to equity of a Subsidiary (in the ordinary course of business on terms and conditions consistent with past practices of Parent and its Subsidiaries) in order to meet equity capital requirements for such Subsidiaries under Canadian law,

(iii) Investments made on or after the Closing Date in Canadian Subsidiaries in an aggregate amount not to exceed at any one time (i) $15,000,000 plus (ii) an amount equal to distributions made, directly or indirectly but without duplication, by Canadian Subsidiaries to any Borrower from and after the Closing Date less any distributions for the payment of taxes, amounts paid for goods and services rendered by Canadian Subsidiaries, and other accounts receivable and similar items owing to Canadian Subsidiaries.

(b) Make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless Parent or its Subsidiary, as applicable, and the applicable bank or securities intermediary have entered into a Control Agreement or Control Agreements with the applicable Agent governing such Permitted Investments in order to perfect (and further establish) such Agent’s Liens in such Permitted Investments, other than (i) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Parent’s or its Subsidiaries’ employees, (ii) Securities Accounts holding cash and marketable shares and options of Texon Petroleum Limited (ASX:TXN), (iii) amounts deposited into Deposit Accounts listed on Schedule 6.11(b), (iv) Securities Accounts holding cash and marketable securities received in settlement of accounts receivable or in connection with the licensing of data, (v) an aggregate amount of not more than $50,000 at any one time, in the case of Parent and its Subsidiaries (other than those Subsidiaries that are CFCs), and (vi) an aggregate amount of not more than $50,000 (calculated at current exchange rates) at any one time, in the case of Subsidiaries of Parent that are CFCs. Except as provided in Section 6.11(b)(i), (ii), (iii), (iv), (v) and (vi), Parent shall not and shall not permit its Subsidiaries to establish or maintain any Deposit Account or Securities Account unless U.S. Agent or Canadian Agent, as applicable, shall have received a Control Agreement in respect of such Deposit Account or Securities Account. Parent and each of its Subsidiaries hereby authorizes and directs each bank or other depository to, after the occurrence and during the continuation of a Cash Dominion Event, deliver to such Agent, upon request, all balances in any Deposit Account or Securities Account (other than a accounts listed in clause (i) hereof containing not more than $250,000 in the aggregate at any time and accounts listed in clauses (ii), (iii) and (iv) hereof) maintained by Parent or such Subsidiary, without inquiry into the authority or right of such Agent to make such request.

6.12 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Parent or any of its Subsidiaries except for:

(a) reimbursement of or payment to ValueAct Capital or Seitel Holdings by Parent of fees, costs and expenses incurred in connection with the New High Yield Notes offering or the closing of the Permitted Second Lien Term Loan Facility, as applicable, in an aggregate amount reasonably approved by Agents, which consent shall not be unreasonably withheld,

(b) transactions that are in the ordinary course of Borrowers’ business, upon fair and reasonable terms, that are fully disclosed to U.S. Agent, and that are no less favorable to

Borrowers than would be obtained in an arm’s length transaction with a non-Affiliate; provided that, (i) for any such transaction involving an aggregate amount in excess of $5,000,000, the applicable Loan Parties shall deliver to U.S. Agent an officer’s certificate which sets forth and authenticates a resolution that has been adopted by a majority of the disinterested members of the Board of Directors or, if there is only one disinterested member of the Board of Directors with respect to such transaction, such member, approving such transaction and (ii) for any such transaction involving an aggregate amount in excess of $10,000,000, the applicable Loan Parties shall deliver to U.S. Agent, a written opinion as to the fairness of such transaction to such Loan Party from a financial point of view issued by an independent financial advisor to the Board of Directors of Parent,

(c) so long as it has been approved by Parent’s or its applicable Subsidiary’s Board of Directors in accordance with applicable law, any indemnity provided for the benefit of the Board of Directors of Parent or its applicable Subsidiary,

(d) so long as it has been approved by Parent’s or its applicable Subsidiary’s Board of Directors in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Parent and its Subsidiaries in the ordinary course of business and consistent with industry practice,

(e) transactions permitted by Section 6.3 or Section 6.9, or any Permitted Intercompany Advance, and

(f) transactions pursuant to the Advisory Agreement.

6.13 Use of Proceeds. Use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facilities, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for general corporate purposes, including working capital; provided that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

6.14 Limitation on Issuance of Stock. Except for the issuance or sale of common stock by Parent, issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Stock.

6.15 Parent as Holding Company. Permit Seitel Holdings to incur any liabilities (other than liabilities arising under the Loan Documents), own or acquire any assets (other than the Stock of Parent or repurchases of its own Stock) or engage itself in any operations or business, except in connection with its ownership of Parent and its rights and obligations under the Loan Documents.

6.16 Equipment with Bailees. Store the Data Library at any time now or hereafter with a bailee, warehouseman, or similar party without Agents’ prior written consent, or store any material amount of the Equipment of Parent or its Subsidiaries (other than the Data Library) at any time now or hereafter with a bailee, warehouseman, or similar party, without providing to Agents a Collateral Access Agreement from such bailee, warehouseman, or similar party.

6.17 Establishment of Defined Benefit Plan. Notwithstanding any other provisions of this Agreement or any other Loan Document, not (i) establish or commence contributing to any Defined Benefit Plan that is not fully funded or (ii) acquire an interest in any Person if such Person sponsors, administers, maintains or contributes to, or has any liability in respect of any, Defined Benefit Plan that is not fully funded.

6.18 Restrictive Agreements. Become a party to any Restrictive Agreement, except (I) a Restrictive Agreement (a) in effect on the Closing Date; (b) any refinancing of any Indebtedness in effect on the Closing Date, so long as the terms of such refinancing are no more restrictive than the terms of Indebtedness being refinanced; (c) relating to secured Indebtedness permitted hereunder, as long as the restrictions apply only to collateral for such Indebtedness; or (d) constituting customary restrictions on assignment in leases and other contracts or (II) so long as no Default or Event of Default has occurred and is continuing, the Permitted Second Lien Term Loan Facility.

7.	FINANCIAL COVENANT.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, with respect to any period of four consecutive fiscal quarters, calculated as of the end of such four-quarter period and measured on a quarterly basis, if at any time for the last fiscal quarter Excess Availability falls below $10,000,000, then Borrowers shall not permit the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 If (a) any U.S. Borrower fails to pay when due and payable, or when declared due and payable, (i) all or any portion of the U.S. Obligations consisting of interest, fees, or charges due the U.S. Lender Group, reimbursement of Lender Group Expenses of the U.S. Lender Group, or other amounts (other than any portion thereof constituting principal) constituting U.S. Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (ii) all or any portion of the principal of the U.S. Obligations or (b) any Canadian Borrower fails to pay when due and payable, or when declared due and payable, (i) all or any portion of the Canadian Obligations consisting of interest, fees, or charges due the Canadian Lender Group, reimbursement of Lender Group Expenses of the Canadian Lender Group, or other amounts (other than any portion thereof constituting principal) constituting Canadian Obligations (including any portion thereof that accrues after the commencement of an

Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (ii) all or any portion of the principal of the Canadian Obligations;

8.2 If any Loan Party or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if a Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if a Borrower refuses to allow Agents or their representatives or agents to visit Borrowers’ properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of Borrowers), 5.9, 5.10, 5.11, 5.13, 5.14, or 5.15 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the Security Agreements;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if a Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by U.S. Agent; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents), in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by U.S. Agent;

8.3 If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $2,000,000, or more, other than judgments in connection with any matter listed on Schedule 4.7(b) on the Closing Date, (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries other than Non-Material Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award; or

8.4 If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries other than Non-Material Subsidiaries; or

8.5 If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries other than Non-Material Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary other than Non-Material Subsidiaries, or (e) an order for relief shall have been issued or entered therein; or

8.6 If a Loan Party or any of its Subsidiaries other than Non-Material Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Parent and its Subsidiaries, taken as a whole; or

8.7 If there is a default in one or more agreements to which a Loan Party of any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $2,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder; or

8.8 If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agents or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof; or

8.9 If the obligation of any Guarantor under the applicable Guarantee is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement); or

8.10 If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or (b) as the result of an action or failure to act on the part of the applicable Agent; or

8.11 The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agents) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

8.12 If there shall occur any default under the High Yield Notes or the High Yield Notes Indenture or the Permitted Second Lien Term Loan Facility and documents entered into in connection therewith, as applicable, in each case that continues beyond any applicable grace period and cure period.

9.	RIGHTS AND REMEDIES.

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuation of an Event of Default, U.S. Agent may, and, at the instruction of the Required U.S. Lenders, shall (in each case under clauses (i) or (ii) by written notice to U.S. Borrowers), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(i) declare the U.S. Obligations (other than the U.S. Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and U.S. Borrowers shall be obligated to repay all of such U.S. Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by U.S. Borrowers;

(ii) declare the Commitments of U.S. Lenders terminated, whereupon such Commitments shall immediately be terminated together with (i) any obligation of any U.S. Lender hereunder to make U.S. Advances, (ii) the obligation of U.S. Swing Lender to make U.S. Swing Loans, and (iii) the obligation of U.S. Issuing Lender to issue U.S. Letters of Credit; and

(iii) exercise all other rights and remedies available to U.S. Agent or the U.S. Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to U.S. Borrowers or any other Person or any act by the U.S. Lender Group, the Commitments of U.S. Lenders shall automatically terminate and the U.S. Obligations (other than the U.S. Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and U.S. Borrowers shall be obligated to repay all of such U.S. Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by U.S. Borrowers.

(b) Upon the occurrence and during the continuation of an Event of Default, Canadian Agent may, and, at the instruction of the Required Canadian Lenders, shall (in each case under clauses (i) or (ii) by written notice to Canadian Borrowers), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(i) declare the Canadian Obligations (other than the Canadian Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Canadian Borrowers shall be obligated to repay all of such Canadian Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Canadian Borrower;

(ii) declare the Commitments of the Canadian Lenders terminated, whereupon such Commitments shall immediately be terminated together with (i) any obligation of Canadian Lenders hereunder to make Canadian Advances, (ii) the obligation of Canadian Swing Lender to make Canadian Swing Loans, and (iii) the obligation of Canadian Issuing Lender to issue Canadian Letters of Credit; and

(iii) exercise all other rights and remedies available to Canadian Agent or Canadian Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Canadian Borrowers or any other Person or any act by the Canadian Lender Group, the Commitments of Canadian Lenders shall automatically terminate and the Canadian Obligations (other than the Canadian Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Canadian Borrowers shall be obligated to repay all of such Canadian Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Canadian Borrowers.

9.2 Remedies Cumulative.

(a) The rights and remedies of the U.S. Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The U.S. Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the U.S. Lender Group of one right or remedy shall be deemed an election, and no waiver by the U.S. Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the U.S. Lender Group shall constitute a waiver, election, or acquiescence by it.

(b) The rights and remedies of the Canadian Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Canadian Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the PPSA, by law, or in equity. No exercise by the Canadian Lender Group of one right or remedy shall be deemed an election, and no waiver by the Canadian Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Canadian Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Borrower may in any way be liable.

10.2 The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as each Agent complies with its obligations, if any, under the Code or the

PPSA, as applicable, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3 Indemnification. Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders, (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agents (but not the Lenders) relative to disputes between or among an Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Parent or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Parent or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART

ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Borrower, U.S. Agent or Canadian Agent, as the case may be, they shall be sent to the respective address set forth below:

If to a Borrower:	c/o SEITEL, INC.
10811 S. Westview Circle
Building C, Suite 100
Houston, Texas 77043
Attn: Marcia Kendrick
Fax No. (713) 881-8901

with copies to:	Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attn: Gary Green, Esq.
Fax No.: (215) 655-2656

If to U.S. Agent:	WELLS FARGO CAPITAL FINANCE, LLC
One Boston Place
Boston, MA 02108
Attn: Relationship Manager
Fax No.: (617) 722-9493

with copies to:	O’MELVENY & MYERS LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attn: Eric R. Reimer, Esq.
Fax No.: (212) 326-2061

If to Canadian	WELLS FARGO CAPITAL FINANCE CORPORATION CANADA
Agent:	c/o Wells Fargo Capital Finance, LLC
One Boston Place
Boston, MA 02108

Attn: Relationship Manager
Fax No.: (617) 722-9493

with copies to:	O’MELVENY & MYERS LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attn: Eric R. Reimer, Esq.
Fax No.: (212) 326-2061

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS

OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) With the prior written consent of Parent, which consent of Parent shall not be unreasonably withheld, delayed or conditioned, and shall not be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender; provided that Parent shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agents within 10 days after having received notice thereof, and with the prior written consent of Agents, which consent of Agents shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”; provided, however, that no Loan Party, Affiliate of a Loan Party, ValueAct Capital,

or Affiliate of ValueAct Capital shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum Dollar Equivalent amount (unless waived by Agents) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate Dollar Equivalent amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Parent and Agents may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Parent and Agents by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Parent and Agents an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by Agents, the assigning Lender or Assignee has paid to U.S. Agent for U.S. Agent’s separate account, or to Canadian Agent for Canadian Agent’s separate account, as applicable, a processing fee in the amount of $3,500.

(b) From and after the date that Agents notify the assigning Lender (with a copy to Parent) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes each Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon U.S. Agent’s or Canadian Agent’s, as applicable, receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agents, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agents,

Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) U.S. Agent (as a non-fiduciary agent on behalf of U.S. Borrowers) and Canadian Agent (as a non-fiduciary agent on behalf of Canadian Borrowers) shall each maintain, or cause to be maintained, a register (each individually a “Register” and collectively, the “Registers”) on which it enters the name and address of each U.S. Lender or Canadian Lender, as applicable, as the registered owner of its Commitments (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of its Commitments to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the applicable Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Commitments to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the applicable Register, the assigning Lender, on behalf of the applicable Borrowers, shall maintain a register comparable to the applicable Register.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of the applicable Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such

Registered Loans that is subject to such participations) (a “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j) Each Agent shall make a copy of its Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by the applicable Borrowers from time to time as such Borrowers may reasonably request.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrowers from their Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Parent is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agents at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender, modify the Commitment of any Lender from being in Dollars to Canadian Dollars or being in Canadian Dollars to Dollars, or amend, modify, or eliminate the last sentence of Section 2.4(c),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenant in this

Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) amend, modify, or eliminate Section 15.11,

(vi) other than as permitted by Section 15.11, release any Agent’s Lien in and to any of the Collateral,

(vii) amend, modify, or eliminate the definition of “Required Lenders”, “Required U.S. Lenders”, “Required Canadian Lenders” or “Pro Rata Share”,

(viii) contractually subordinate any of Agents’ Liens,

(ix) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(x) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii) or Section 2.4(e) or (f),

(xi) amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party, an Affiliate of a Loan Party, ValueAct Capital, or an Affiliate of ValueAct Capital to be permitted to become an Assignee, or

(xii) amend, modify, or eliminate the definition of U.S. Borrowing Base or Canadian Borrowing Base or any of the defined terms (including the definition of Eligible Accounts) that are used in such definition to the extent that any such change results in more credit being made available to any Borrower based upon the U.S. Borrowing Base or Canadian Borrowing Base, as applicable, but not otherwise, or the definitions of Maximum Revolver Amount, U.S. Maximum Revolver Amount or Maximum Canadian Revolver Amount, or change Section 2.2(c),

(b) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agents and Parent (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agents, or any other rights or duties of Agents under this Agreement or the other Loan Documents, without the written consent of Agents, Borrowers, and the Required Lenders,

(c) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Canadian Lenders, or any other rights or duties of Canadian Lenders under this Agreement or the other Loan Documents, without the written consent of Required Canadian Lenders, Agents and Borrowers,

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to U.S. Issuing Lender, or any other rights or duties of U.S. Issuing Lender under this Agreement or the other Loan Documents, without the written consent of U.S. Issuing Lender, U.S. Agent, Borrowers, and the Required Lenders,

(e) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Canadian Issuing Lender, or any other rights or duties of Canadian Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Canadian Issuing Lender, Agents and Borrowers,

(f) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to U.S. Swing Lender, or any other rights or duties of U.S. Swing Lender under this Agreement or the other Loan Documents, without the written consent of U.S. Swing Lender, U.S. Agent, Borrowers, and the Required Lenders,

(g) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Canadian Swing Lender, or any other rights or duties of Canadian Swing Lender under this Agreement or the other Loan Documents, without the written consent of Canadian Swing Lender, Agents and Borrowers,

(h) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender;

(i) Anything in this Section 14.1 to the contrary notwithstanding, (i) the Required Canadian Lenders, with the consent of Canadian Agent, but not the Required U.S. Lenders or U.S. Agent, may enter into any amendment, modification, elimination or consent or amend, modify or waive any default that pertains solely to Canadian Advances or the Canadian Collateral, and (ii) the Required U.S. Lenders, with the consent of U.S. Agent, but not the Required Canadian Lenders or Canadian Agent, may enter into any amendment, modification, elimination or consent or amend, modify or waive any default that pertains solely to U.S. Advances or the U.S. Collateral.

14.2 Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or any Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or U.S. Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due and payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, U.S. Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether U.S. Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.

14.3 No Waivers; Cumulative Remedies. No failure by any Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by any Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by any Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by any Agent or any Lender on any occasion shall affect or diminish any Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Each Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that any Agent or any Lender may have.

15.	AGENTS; THE LENDER GROUP.

15.1 Appointment and Authorization of Agents. (i) Each U.S. Lender hereby designates and appoints WFCF as its representative as U.S. Agent and (ii) Each Canadian Lender hereby designates and appoints WFCFCC as its representative and Canadian Agent, in each case, under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) each Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. U.S. Agent agrees to act as agent for and on behalf of the U.S. Lenders (and the U.S. Bank Product Providers) on the conditions contained in this Section 15 and Canadian Agent agrees to act as agent for and on behalf of the Canadian Lenders (and the Canadian Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, no Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) U.S. Agent and Canadian Agent, as applicable, to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, each Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that such Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agents, Lenders agree that Agents shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of the applicable Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Parent and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as such Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as such Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.

15.4 Reliance by Agent. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by any Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless such Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, such Agent shall act, or refrain from acting, as it deems advisable. If an Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5 Notice of Default or Event of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to such Agent for the account of the Lenders and, except with respect to Events of Default of which such Agent has actual knowledge, unless such Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Each Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which such Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agents of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, each Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until such Agent has received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by an Agent, no Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrowers, their Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7 Costs and Expenses; Indemnification. Each Agent may incur and pay Lender Group Expenses to the extent such Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan

Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse such Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Each Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Parent and its Subsidiaries received by such Agent to reimburse such Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event an Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to such Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that such Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of such Agent.

15.8 Agent in Individual Capacity. WFCF, WFCFCC and any of their Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF and WFCFCC were not Agents hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF, WFCFCC or their Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agents will use their reasonable best efforts to obtain), Agents shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFCF and WFCFCC in its individual capacity.

15.9 Successor Agent. U.S. Agent may resign as U.S. Agent upon 30 days prior written notice to the U.S. Lenders (unless such notice is waived by the Required U.S. Lenders)

and U.S. Borrowers (unless such notice is waived by U.S. Borrowers) and without any notice to the U.S. Bank Product Providers. Canadian Agent may resign as Canadian Agent upon 30 days prior written notice to the Canadian Lenders (unless such notice is waived by the Required Canadian Lenders) and Canadian Borrowers (unless such notice is waived by Canadian Borrowers) and without any notice to the Canadian Bank Product Providers. If U.S. Agent resigns under this Agreement, the Required U.S. Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of U.S. Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor U.S. Agent for the U.S. Lenders (and the U.S. Bank Product Providers). If Canadian Agent resigns under this Agreement, the Required Canadian Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Canadian Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Canadian Agent for the Canadian Lenders (and the Canadian Bank Product Providers). If, at the time that such Agent’s resignation is effective, it is acting as an Issuing Lender or a Swing Lender, such resignation shall also operate to effectuate its resignation as such Issuing Lender or such Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of such Agent, such Agent may appoint, after consulting with the applicable Lenders and applicable Borrowers, a successor Agent. If such Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required U.S. Lenders or Canadian Lenders, as applicable, may agree in writing to remove and replace such Agent with a successor Agent from among the applicable Lenders with (so long as no Event of Default has occurred and is continuing) the consent of the applicable Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the applicable Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the applicable Lenders appoint a successor Agent as provided for above.

15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11 Collateral Matters.

(a) Release of Collateral.

(i) The U.S. Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each U.S. Bank Product Provider shall be deemed to authorize) U.S. Agent to release any Lien on any U.S. Collateral (i) upon the termination of the Commitments of U.S. Lenders and payment and satisfaction in full by U.S. Borrowers of all of the U.S. Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if U.S. Borrowers certify to U.S. Agent that the sale or disposition is permitted under Section 6.4 (and U.S. Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent and its Subsidiaries owned no interest at the time U.S. Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Parent or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. The U.S. Borrowers, the U.S. Guarantors and the U.S. Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each U.S. Bank Product Provider shall be deemed to authorize) U.S. Agent, based upon the instruction of the Required U.S. Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the U.S. Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the U.S. Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the U.S. Collateral at any other sale or foreclosure conducted by U.S. Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid or purchase, the U.S. Obligations owed to the U.S. Lenders and the U.S. Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with U.S. Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of U.S. Agent to credit bid or purchase at such sale or other disposition of the U.S. Collateral and, if such claims cannot be estimated without unduly delaying the ability of U.S. Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the U.S. Lenders and the U.S. Bank Product Providers whose U.S. Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their U.S. Obligations credit bid in relation to the aggregate amount of U.S. Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above, U.S. Agent will not execute and deliver a release of any Lien on any U.S. Collateral without the prior written authorization of (y) if the release is of all or substantially all of the U.S. Collateral, all of the U.S. Lenders (without requiring the authorization of the U.S. Bank Product Providers), or (z) otherwise, the Required U.S. Lenders (without requiring the authorization of the U.S. Bank Product Providers). Upon request by U.S. Agent or U.S. Borrowers at any time, the U.S. Lenders will (and if so requested, the U.S. Bank Product Providers will) confirm in writing U.S. Agent’s authority to release any such Liens on particular types or items of U.S. Collateral pursuant to this Section 15.11; provided, however, that (1) U.S. Agent shall not be required to execute any document necessary to evidence such release on terms that, in U.S. Agent’s opinion, would expose U.S. Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the U.S. Obligations or any Liens (other than those expressly being released) upon (or obligations of U.S. Borrowers in respect of) all interests retained by U.S. Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the U.S. Collateral. The U.S. Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each U.S. Bank Product Provider shall be deemed to authorize) U.S. Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by U.S. Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(ii) The Canadian Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Canadian Bank Product Provider shall be deemed to authorize) Canadian Agent to release any Lien on any Canadian Collateral (i) upon the termination of the Commitments of Canadian Lenders and payment and satisfaction in full by Canadian Borrowers of all of the Canadian Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Canadian Borrowers certify to Canadian Agent that the sale or disposition is permitted under Section 6.4 (and Canadian Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent and its Subsidiaries owned no interest at the time Canadian Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Parent or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. The Canadian Borrowers, the Canadian Guarantors and the Canadian Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Canadian Bank Product Provider shall be deemed to authorize) Canadian Agent, based upon the instruction of the Required Canadian Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Canadian Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Canadian Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Canadian Collateral at any other sale or foreclosure conducted by Canadian Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid or purchase, the Canadian Obligations owed to the Canadian Lenders and the Canadian Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Canadian Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Canadian Agent to credit bid or purchase at such sale or other disposition of the Canadian Collateral and, if such claims cannot be estimated without unduly delaying the ability of Canadian Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Canadian Lenders and the Canadian Bank Product Providers whose Canadian Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Canadian Obligations credit bid in relation to the aggregate amount of Canadian Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above, Canadian Agent will not execute and deliver a release of any Lien on any Canadian Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Canadian Collateral, all of the Canadian Lenders (without requiring the authorization of the Canadian Bank Product Providers), or (z) otherwise, the Required Canadian Lenders (without requiring the authorization of the Canadian Bank Product Providers). Upon request by Canadian Agent or Canadian Borrowers at any time, the Canadian Lenders will (and if so requested, the Canadian Bank Product Providers will) confirm in writing Canadian Agent’s authority to release any such Liens on particular types or items of Canadian Collateral pursuant to this Section 15.11; provided, however, that (1) Canadian Agent shall not be required to execute any document necessary to evidence such release on terms that, in Canadian Agent’s opinion, would expose Canadian Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Canadian Obligations or any Liens (other than those expressly being released) upon (or obligations of Canadian Borrowers in respect of) all interests retained by Canadian Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Canadian Collateral. The Canadian Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Canadian Bank Product Provider shall be deemed to authorize) Canadian Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Canadian Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b) No Agent shall have any obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that such Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to such Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, each Agent may act in any manner it may deem appropriate, in its sole discretion given such Agent’s own interest in the Collateral in its capacity as one of the Lenders and that such Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the U.S. Lenders agrees that it shall not, without the express written consent of U.S. Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of U.S. Agent, set off against the U.S. Obligations, any amounts owing by such U.S. Lender to U.S. Borrowers or their Subsidiaries or any deposit accounts of U.S. Borrowers or their Subsidiaries now or hereafter maintained with such U.S. Lender. Each of the U.S. Lenders further agrees that it shall not, unless specifically requested to do so in writing by U.S. Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any U.S. Borrower or any U.S. Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the U.S. Collateral. Each of the Canadian Lenders agrees that it shall not, without the express written consent of Canadian Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Canadian Agent, set off against the Canadian Obligations, any amounts owing by such Canadian Lender to Canadian Borrowers or their Subsidiaries or any deposit accounts of Canadian Borrowers or their Subsidiaries now or hereafter maintained with such Canadian Lender. Each of the Canadian Lenders further agrees that it shall not, unless specifically requested to do so in writing by Canadian Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Canadian Borrower or any Canadian Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Canadian Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the applicable Agent pursuant to the terms of this Agreement, or (ii) payments from the applicable Agent in excess of such Lender’s Pro Rata Share of all such distributions by the applicable Agent, such Lender promptly shall (A) turn the same over to the applicable Agent, in kind, and with such endorsements as may be required to negotiate the same to the applicable Agent, or in immediately available U.S. or Canadian funds, as applicable, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection. Each Agent hereby appoints each Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code or in respect of the applicable provisions of the PPSA or the Securities Transfer Act, 2006 (Alberta) can be perfected by possession or control.

Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the applicable Agent thereof, and, promptly upon such Agent’s request therefor shall deliver possession or control of such Collateral to such Agent or in accordance with such Agent’s instructions.

15.14 Payments by an Agent to the Lenders. All payments to be made by an Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available U.S. or Canadian funds, as applicable, pursuant to such wire transfer instructions as each party may designate for itself by written notice to such Agent. Concurrently with each such payment, such Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs each Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by an Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by an Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16 Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Parent or its Subsidiaries (each, a “Report”) prepared by or at the request of such Agent, and such Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that such Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that such Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold each Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to

Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold each Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by any Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of any Agent in writing that such Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to such Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, such Agent promptly shall provide a copy of same to such Lender, (y) to the extent that such Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request such Agent to exercise such right as specified in such Lender’s notice to such Agent, whereupon such Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or such Subsidiary, such Agent promptly shall provide a copy of same to such Lender, and (z) any time that such Agent renders to Borrowers a statement regarding a Loan Account, such Agent shall send a copy of such statement to each Lender.

15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of an Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of any Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrowers or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

16.	WITHHOLDING TAXES.

(a) All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, such Taxes shall be deducted or withheld in accordance with applicable law and Borrowers shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Taxes to the relevant Governmental Authority on a timely basis and Borrowers shall pay such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount that would have been paid had no such deduction or withholding been made. Borrowers will furnish to U.S. Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers.

(b) The U.S. Borrowers shall indemnify U.S. Agent and each U.S. Lender and the Canadian Borrowers shall indemnify Canadian Agent and each Canadian Lender, within 10 days after demand therefor, for the full amount of any Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrowers by a Lender (with a copy to the relevant Agent), or by the relevant Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

(d) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of U.S. Agent, to deliver to U.S. Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments) or any successor thereto;

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or any successor thereto;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI or any successor thereto;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments) or any successor thereto;

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax; or

(vi) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrowers or the Agents to determine the withholding or deduction required to be made.

Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify U.S. Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e) If a payment made to a Foreign Lender hereunder would be subject to withholding tax imposed by FATCA, such Foreign Lender shall deliver to U.S. Borrowers, at the time or times prescribed by Law and at such time or times reasonably requested by U.S. Borrowers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by U.S. Borrowers as may be necessary for U.S. Borrowers to comply with their obligations under FATCA, to determine that such Foreign Lender has complied with such Foreign Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(f) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agents, to deliver to Agents (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16(f) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agents (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(g) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agents (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agents will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(d) or 16(f) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(d) or 16(f), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(h) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agents (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16(d) or 16(f) are not delivered to Agents (or, in the case of a Participant, to the Lender granting the participation), then Agents (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(i) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agents (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agents (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agents harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agents (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agents (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of any Agent.

(j) If any Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Taxes giving rise to such a refund), net of all reasonable out-of-pocket expenses of such Agent or such Lender and without interest (other than the after tax amount of any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of such Agent or such Lender, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agents hereunder) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrowers or any other Person.

17.	GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers, each Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom the applicable Agent is acting. U.S. Agent hereby agrees to act as agent for such U.S. Bank Product Providers and Canadian Agent hereby agrees to act as agent for such Canadian Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed such Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to such Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agents shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agents to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agents shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to the applicable Agent as to the amounts that are due and owing to it and such written certification is received by such Agent a reasonable period of time prior to the making of such distribution. No Agent shall have any obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agents shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to such Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Borrowers acknowledge and agree that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6 Debtor-Creditor Relationship. The relationship between the Lenders and Agents, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the

Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of any Borrower or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9 Confidentiality.

(a) Agents and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agents and the Lenders in a confidential manner, and shall not be disclosed by Agents and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, any Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrowers, any Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agents may (i) provide customary information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services, and (ii) use the name, logos, and other insignia of Borrowers and the Loan Parties and the Revolver Commitments provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Agents.

17.10 Lender Group Expenses. Borrowers agree to pay the Lender Group Expenses on the earlier of (a) the first day of the month following the date on which such Lender Group Expenses were first incurred or (b) the date on which demand therefor is made by the applicable Agent. Borrowers agree that their obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

17.12 Patriot Act.

(a) Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender to identify Borrowers in accordance with the Patriot Act. In addition, if any Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrowers agree to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Expenses hereunder and be for the account of Borrowers.

(b) Each Canadian Credit Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder,

“AML Legislation”), the Canadian Lenders and the Canadian Agent may be required to obtain, verify and record information regarding each Canadian Credit Party, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of each Canadian Credit Party, and the transactions contemplated hereby. Each Canadian Credit Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Canadian Lender or the Canadian Agent, or any prospective assign or participant of a Canadian Lender or the Canadian Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(c) If Canadian Agent has ascertained the identity of each Canadian Credit Party or any authorized signatories of each Canadian Credit Party for the purposes of applicable AML Legislation, then Canadian Agent:

(i) shall be deemed to have done so as an agent for each Canadian Lender, and this Agreement shall constitute a “written agreement” in such regard between each Canadian Lender and Canadian Agent within the meaning of applicable AML Legislation; and

(ii) shall provide to each Canadian Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(d) Notwithstanding Section 17.12(c) and except as may otherwise be agreed in writing, each of the Canadian Lenders agrees that Canadian Agent has no obligation to ascertain the identity of each Canadian Credit Party or any authorized signatories of each Canadian Credit Party on behalf of any Canadian Lender, or to confirm the completeness or accuracy of any information it obtains from each Canadian Credit Party or any such authorized signatory in doing so.

17.13 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.14 Determinations; Judgment Currency.

(a) This is an international financial transaction in which the specification of a currency and payment is of the essence. Dollars or Canadian Dollars, as applicable, shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to the applicable Agent’s Account in immediately available funds. To the fullest extent permitted by applicable law, the Obligations of each Borrower to Agents and the Lenders under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any other currency or in any other manner than to the applicable Agent’s Account to the extent that the amount so paid after conversion under this Agreement and transfer to the applicable Agent’s Account, as applicable, does not yield the amount of Dollars with respect to US Obligations or Canadian Dollars with respect to Canadian Obligations owing to Lenders due under this Agreement and under the other Loan Documents. If, for the purposes of obtaining or enforcing judgment against Borrowers in any court in any jurisdiction in connection with this Agreement or any Loan Document, it becomes necessary to convert into any other currency (such other currency being referred to as the “Judgment Currency”) an amount due under this Agreement or any Loan Document in Dollars or Canadian Dollars, as applicable, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (a) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that would give effect to such conversion being made on such date, or (b) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 17.14 being hereinafter referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in subsection (a) above, there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Borrowers shall pay such additional amount (if any and in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars or Canadian Dollars, as applicable, which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. The term “rate of exchange” in this Section means the spot rate of exchange at which U.S. Agent would, on the relevant date at or about 10:30 a.m. (Eastern Standard time), be prepared to sell Dollars or Canadian Dollars, as applicable, against the Judgment Currency.

(c) Any amount due from Borrowers under this Section 17.14 shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement or any Loan Document.

(d) Where any amount is denominated in Dollars under this Agreement but requires for its determination an amount which is determined in another currency, U.S. Agent shall determine the applicable exchange rate in its sole Permitted Discretion. Where any amount is denominated in Canadian Dollars under this Agreement but requires for its determination an amount which is determined in another currency, Canadian Agent shall determine the applicable exchange rate in its sole Permitted Discretion.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SEITEL, INC., a Delaware corporation

By:	/s/ Marcia H. Kendrick
Name:	Marcia H. Kendrick
Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer

OLYMPIC SEISMIC LTD., a corporation incorporated under the laws of the Province of Alberta

By:	/s/ Jude Affonso
Name:	Jude Affonso
Title:	Senior Vice President of Finance and HR

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as U.S. Agent and as a U.S. Lender

By:	/s/ Samantha Alexander
Name:	Samantha Alexander
Title:	Director

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, a corporation incorporated under the laws of Ontario, as Canadian Agent and as Canadian Lender

By:	/s/ Domenic Cosentino
Name:	Domenic Cosentino
Title:	Vice President

(continued)

(continued)

(continued)

(continued)

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	U.S. Designated Account
Schedule D-2	Canadian Designated Account
Schedule E-1	Domestic Subsidiaries
Schedule E-2	Non-Material Subsidiaries
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral

Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.1(b)	Capitalization of Borrower
Schedule 4.1(c)	Capitalization of Borrower’s Subsidiaries
Schedule 4.6(a)	States of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.7(b)	Litigation
Schedule 4.12	Environmental Matters
Schedule 4.13	Intellectual Property
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.17	Material Contracts
Schedule 4.19	Permitted Indebtedness
Schedule 4.20	Payment of Taxes
Schedule 4.25	Locations of Inventory and Equipment
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.11(b)	Deposit Accounts

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code or the PPSA, as applicable), and any and all Supporting Obligations in respect thereof.

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Advances” means Canadian Advances and/or U.S. Advances, as applicable, as the context requires under this Agreement.

“Advisory Agreement” means that certain Amended and Restated Advisory Agreement, dated as of May 23, 2011, by and among Seitel, Inc, Seitel Holdings, Inc., ValueAct Capital Management, L.P. and Centerbridge Advisors II, L.L.C.

“Affected Lender” has the meaning specified therefor in Section 2.14(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or has a fifty percent (50%) or greater than interest in such joint venture shall be deemed an Affiliate of such Person.

“Agent” means the U.S. Agent or the Canadian Agent, as the context requires, and “Agents” means the U.S. Agent and the Canadian Agent.

“Agent-Related Persons” means each Agent, together with each Agent’s Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of the U.S. Agent or the Canadian Agent identified on Schedule A-1, as the context requires.

“Agent’s Liens” means the Liens granted by Parent or its Subsidiaries to Agents under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“AML Legislation” has the meaning specified therefor in Section 17.12(b) of the Agreement.

“Applicable Canadian Reserves” has the meaning specified therefor in Section 2.2(c) of the Agreement.

“Applicable Reserves” has the meaning specified therefor in Section 2.2(c) of the Agreement.

“Applicable U.S. Reserves” has the meaning specified therefor in Section 2.1(c) of the Agreement.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by any Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Borrowers to Agents.

“Availability” means, as of any date of determination, the Maximum Revolver Amount less all then outstanding Obligations (other than Bank Product Obligations)).

“Bank Product” means any one or more of the following financial products or accommodations extended to Parent or its Subsidiaries by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Parent or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means, if requested by a Bank Product Provider, providing cash collateral (pursuant to documentation reasonably satisfactory to the applicable Agent) to be held by the applicable Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by such Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means the U.S. Bank Product Obligations and/or the Canadian Bank Product Obligations, as the context requires.

“Bank Product Provider” means a U.S. Bank Product Provider and/or a Canadian Bank Product Provider, as the context requires.

“Bank Product Reserve” means the U.S. Bank Product Reserve and/or the Canadian Product Reserve, as the context requires.

“Bankruptcy Code” means (i) title 11 of the United States Code, as in effect from time to time (ii) the Bankruptcy and Insolvency Act (Canada), (iii) the Companies’ Creditors Arrangement Act (Canada) and/or (iv) any similar legislation in a relevant jurisdiction, in each case as applicable and as in effect from time to time.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus  1/2%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis), plus 1%, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of the U.S. Advances that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means 2.50%.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Parent or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers or sole member) of the applicable Loan Party or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers or sole member).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrowing” means a U.S. Borrowing and/or a Canadian Borrowing, as the context requires.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that (i) if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market and (ii) if a determination of a Business Day shall relate to a Canadian Advance or Canadian Letter of Credit (including a request therefor), the term “Business Day” also shall exclude any day on which banks are authorized or required to close in Toronto, Ontario, Canada.

“Canadian Advances” has the meaning specified therefor in Section 2.2(a) of the Agreement.

“Canadian Agent” has the meaning specified therefor in the preamble to the Agreement.

“Canadian Availability” means, as of any date of determination, the amount that any Canadian Borrower is entitled to borrow as Canadian Advances hereunder (after giving effect to all then outstanding Canadian Obligations (other than Canadian Bank Product Obligations) and all sublimits and reserves imposed in accordance with the terms hereof and then applicable hereunder).

“Canadian Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any Canadian Credit Party and its Canadian Subsidiaries to any Canadian Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations of a Canadian Borrower, and (c) all amounts that any Agent or any Lender is obligated to pay to a Canadian Bank Product Provider as a result of such Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Canadian Bank Product Provider with respect to the Bank Products provided by such Canadian Bank Product Provider to such Canadian Credit Party or its Canadian Subsidiaries.

“Canadian Bank Product Provider” means any Lender or any Affiliate of a Lender, in each case only to the extent that such Person has been designated as a bank product provider to Borrowers in writing by U.S. Agent.

“Canadian Bank Product Reserve Amount” means, as of any date of determination, the Dollar or Canadian Dollar amount of reserves that the applicable

Agent has established (based upon the Bank Product Providers’ reasonable determination of its credit exposure to Parent and its Subsidiaries in respect of Canadian Bank Product Obligations with respect to Canadian Borrower in respect of Dollars or Canadian Dollars, as the case may be) in respect of Bank Products then provided or outstanding.

“Canadian Base Rate” means the greatest of (a) the prime lending rate as announced from time to time by Royal Bank of Canada for Canadian Dollar loans to Canadian Borrowers and (b) the three month CDOR Rate (which rate shall be determined on a daily basis), plus 1%.

“Canadian Base Rate Loan” means each portion of the Canadian Advances that bears interest at a rate determined by reference to the Canadian Base Rate.

“Canadian Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Canadian Borrowing” means a borrowing hereunder consisting of Canadian Advances made on the same day by any Canadian Lender (or Canadian Agent on behalf thereof), or by a Canadian Swing Lender in the case of a Canadian Swing Loan, or by Canadian Agent in the case of a Canadian Protective Advance, in each case, to a Canadian Borrower.

“Canadian Borrowing Base” means with respect to each Canadian Borrower and Canadian Guarantor, at any time, an amount equal to the sum of: (i) 85% of Eligible Cash Resale Accounts Receivable, less the amount, if any, of the Dilution Reserve; plus (ii) 85% of Eligible Acquisition Accounts Receivable, less the amount, if any, of the Dilution Reserve; plus (iii) the lesser of (a) 85% of Eligible Extended Term Accounts Receivable, less the amount, if any, of the Dilution Reserve, and (b) $2.5 million Canadian Dollars; plus (iv) 85% of Eligible Reproduction and Delivery and Data Processing Accounts Receivable, less the amount, if any, of the Dilution Reserve; plus (v) up to $3.0 million Canadian Dollars advance against 85% of the Net Orderly Liquidation Value of the Data Library; minus (vi) Applicable Canadian Reserves.

“Canadian Borrowing Base Excess” has the meaning set forth in Section 2.4(e)(i).

“Canadian Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Canadian Borrower or Canadian Guarantor or their Canadian Subsidiaries in or upon which a Lien is granted by such Person in favor of Canadian Agent or Canadian Lenders under any of the Loan Documents.

“Canadian Credit Party” means each Canadian Borrower and Canadian Guarantor.

“Canadian Designated Account” means the Canadian bank account of Canadian Borrowers identified on Schedule D-2.

“Canadian Dollars” or “CAD$” means lawful money of Canada.

“Canadian Employee” means any employee or former employee of a Canadian Credit Party.

“Canadian Employee Benefits Legislation” means the Canada Pension Plan (Canada), the Employment Pension Plans Act (Alberta), and any Canadian federal, provincial or local counterparts or equivalents, in each case, as applicable and as amended from time to time.

“Canadian Employee Plan” means any employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, supplemental pension, profit sharing, retiring allowance, severance, deferred compensation, stock compensation, stock purchase, retirement, life, hospitalization insurance, medical, dental, disability or other employee group or similar benefit or employment plans or supplemental arrangements applicable to the Canadian Employees.

“Canadian Guarantors” means each Canadian Borrower and each Canadian Subsidiary of Parent that is a Material Subsidiary (other than any Material Subsidiary that is not required to become a Guarantor pursuant to Section 5.11), and each other Person that becomes a Canadian Guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, and “Canadian Guarantor” means any one of them.

“Canadian Guaranty” means that certain general continuing guaranty, dated as of even date with the Agreement, executed and delivered by each extant Canadian Guarantor in favor of Canadian Agent, for the benefit of the Canadian Lender Group and the Canadian Bank Product Providers, in form and substance reasonably satisfactory to Canadian Agent.

“Canadian Issuing Lender” means The Toronto-Dominion Bank or a designee of any Canadian Lender that, at the request of a Canadian Borrower and with the consent of U.S. Agent, agrees, in such Lender’s sole discretion, to become a Canadian Issuing Lender for the purpose of issuing Canadian Letters of Credit.

“Canadian L/C Undertaking” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“Canadian Lenders” means Lenders that make Canadian Advances under the Agreement; provided that as of the Closing Date, the sole Canadian Lender shall be WFCFCC.

“Canadian Lender Group” means Canadian Lenders, Canadian Issuing Lender, Canadian Swing Lender and Canadian Agent, or any one or more of them.

“Canadian Letter of Credit” means a letter of credit issued by Canadian Issuing Lender or Canadian Underlying Issuer, as the context requires, to a Canadian Borrower.

“Canadian Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Canadian Letters of Credit.

“Canadian Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Canadian Obligations” means all Obligations of any Canadian Borrower or Canadian Guarantor.

“Canadian Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.

“Canadian Pension Plan” means any pension plan required to be registered under the Income Tax Act (Canada) or any Canadian federal or provincial law and or contributed to by a Canadian Credit Party for its Canadian Employees or former Canadian Employees, including any pension benefit plan within the meaning of the Employee Pension Plans Act (Alberta) but does not include the Canada Pension Plan maintained by the Government of Canada or the Quebec Pension Plan maintained by the Province of Quebec.

“Canadian Protective Advances” has the meaning specified therefor in Section 2.3(d) of the Agreement.

“Canadian Revolver Commitment” means, with respect to each Canadian Lender, its Revolver Commitment, and, with respect to all Canadian Lenders, their Revolver Commitments, in each case as such Canadian Dollar amounts are set forth beside such Canadian Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Canadian Lender became a Canadian Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“Canadian Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Canadian Advances, plus (b) the amount of the Canadian Letter of Credit Usage.

“Canadian Security Agreement” means a security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Canadian Agent, executed and delivered by Canadian Borrowers and Canadian Guarantors to Canadian Agent.

“Canadian Subsidiary” means any Subsidiary of Parent that is organized under the laws of a province of Canada as of and after the date of the Agreement.

“Canadian Swing Lender” means WFCFCC or any other Canadian Lender that, at the request of any Canadian Borrower and with the consent of Canadian Agent agrees, in such Canadian Lender’s sole discretion, to become the Canadian Swing Lender under Section 2.3(b).

“Canadian Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“Canadian Underlying Issuer” means a third Person which is the beneficiary of a Canadian L/C Undertaking and which has issued a Canadian Letter of Credit at the request of Canadian Issuing Lender for the benefit of a Canadian Borrower.

“Canadian Underlying Letter of Credit” means a Canadian Letter of Credit that has been issued by a Canadian Underlying Issuer.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, which are not (i) financed through the incurrence of any Indebtedness (excluding Indebtedness under this Agreement), or (ii) attributable to customer cash underwriting revenue or (iii) non-cash additions to the Data Library, less Net Cash Proceeds from the sales of marketable securities obtained in connection with licensing seismic data.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Dominion Event” means either (i) the occurrence and continuance of an Event of Default or (ii) Excess Availability being less than $10,000,000 for any 5 day period. A Cash Dominion Event shall no longer be deemed to exist if Excess Availability exceeds $10,000,000 for 45 consecutive days and no Event of Default is in existence.

“Cash EBITDA” means, with respect to any fiscal period, for Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP to the extent relevant, at any date of determination, an amount equal to all cash resales, plus all other cash revenues (other than from data acquisitions and gains on sales of marketable securities) obtained as part of licensing seismic data, less cash selling, general and administrative expenses (excluding nonrecurring corporate expenses such as refinancing, merger and acquisition transaction costs and severance costs) and cost of goods sold.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or, in the case of a Canadian Credit Party only, Canada, or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States, or in the case of a Canadian Credit Party, province or territory of Canada, or any political subdivision of any such state, province or territory or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investor Service, Inc.

(“Moody’s”) or, in the case of a Canadian Credit Party only, Dominion Bond Rating Services (“DBRS”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s or, in the case of a Canadian Party only, having a rating of at least R-1 from DBRS, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or, in the case of a Canadian Credit Party only, Canada or any province or territory thereof, or any United States branch of a foreign bank, in each case, having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000 or CAD$250,000,000, as applicable, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof or, in the case of a Canadian Credit Party, Canada or any province or territory thereof, so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation or the Canadian Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000 or CAD$250,000,000, as applicable, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CDOR Rate” means the average bankers’ acceptance rate as quoted on Reuters CDOR page (or such other page as may from time to time replace such page on that service for the purpose of displaying quotations for bankers’ acceptances accepted by banks listed in Schedule I of the Bank Act (Canada)) at approximately 10:00 a.m. (Eastern Standard time) on the applicable date for bankers’ acceptances having a comparable maturity date as the maturity date of the applicable Canadian Advance.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change of Control” means that (a) Permitted Holders fail to collectively own and control, 50.1% or more of the Stock of Seitel Holdings having the right to vote for the election of members of Seitel Holdings’ board of directors, (b) Seitel Holdings ceases to own 100% of the Stock of Parent, (c) a majority of the members of the Parent’s

Board of Directors do not constitute Continuing Directors, or (d) except as expressly permitted by Section 6.3 or 6.4, any Borrower ceases to own, directly or indirectly, and control that percentage of the outstanding Stock of each of its Subsidiaries, that such Borrower owns as of the Closing Date (except for such internal reorganizations that are necessary in Borrowers’ reasonable discretion; provided that U.S. Agent has given Borrowers prior written consent for such internal reorganization), or (e) the occurrence of a “change of control” as defined in the High Yield Notes or High Yield Notes Indenture.

“Closing Date” means the first date on which both (a) the Loan Documents are executed by the Borrowers, the Guarantors, and any other applicable third party and (b) each of the conditions precedent set forth in Schedule 3.1 have been satisfied or have been waived in writing by U.S. Agent.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all U.S. Collateral and Canadian Collateral.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to U.S. Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including receivables, insurance proceeds, proceeds of cash sales, rental proceeds, proceeds of Collateral and tax refunds).

“Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the controller, chief financial officer or the chief accounting officer (in such capacity, and not individually) of Parent to U.S. Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors of Parent after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors of Parent by a majority of the Continuing Directors or whose nomination by

ValueAct Capital was approved by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the applicable Agent, executed and delivered by Parent or one of its Subsidiaries, such Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Currency Exchange Rate” means, with respect to a currency, the rate quoted by Wells Fargo as the spot rate for the purchase by WFCF of such currency with another currency at approximately 10:30 a.m. (Eastern Standard time) 1 Business Day prior to the date as of which the foreign exchange computation is made.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Data Library” means the applicable U.S. Borrower’s or Canadian Borrower’s onshore and offshore three dimensional (3D), two dimensional (2D) and multi-component seismic data.

“DBRS” has the meaning specified therefor in the definition of Cash Equivalents.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to the applicable Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Borrowers, any Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by any Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to any Agent or any other Lender any other amount required to be paid by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) from the first 3 days from and after the date the relevant payments is due, the LIBOR Rate, and (b) thereafter, the LIBOR Rate plus the LIBOR Rate Margin.

“Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in section 147.1(1) of the Income Tax Act (Canada).

“Deposit Account” means any deposit account (as that term is defined in the Code), including any of Borrowers’ lock box accounts, collection accounts, deposit accounts, concentration accounts, and asset sale accounts containing cash proceeds of the Collateral or Advances made to the Borrowers, all funds now or hereafter held therein, and all present or future claims, demands, and choses in action in respect thereof; provided, however, that the term shall not include payroll accounts, medical disbursement accounts, or the Travelers’ Collateral Account.

“Designated Account” means the U.S. Designated Account and/or the Canadian Designated Account, as the context requires.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 and Schedule D-2 and means the U.S. Designated Account bank or Canadian Designated Account bank, as the context requires.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Dollars” or “$” means United States dollars.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in a currency other than Dollars, the equivalent amount in Dollars as determined by U.S. Agent at such time on the basis of the Currency Exchange Rate for the purchase of Dollars with such currency.

“Domestic Subsidiary” means those direct or indirect Subsidiaries of Parent that are organized under the laws of a jurisdiction within the continental United States of America. The Domestic Subsidiaries, as of the Closing Date, are set forth on Schedule E-1 attached hereto.

“Eligible Accounts” means those Accounts created by any Borrower in the ordinary course of its business, that arise out of Borrowers’ sale of goods, rendition of services or licensing of data, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by U.S. Agent in U.S. Agent’s Permitted Discretion to address the results of any audit performed by U.S. Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) Accounts with terms less than 120 days that the Account Debtor has failed to pay within (i) 90 days of original invoice date if normal 30 day terms or (ii) 90 days of original due date if greater than 30 days but less than 120 days, other than the Eligible Extended Term Accounts Receivable,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more in dollar amount of the aggregate Accounts owed by that Account Debtor and its Affiliates have failed to be paid within 90 days of original invoice date,

(c) Accounts with respect to which the Account Debtor is an Affiliate of any Loan Party or an employee or agent of any Loan Party or any Affiliate of any Loan Party,

(d) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the same jurisdiction as the relevant Borrower (the United States or Canada, as appropriate), (ii) is not organized under the laws of the United States, Canada or any state or province thereof or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to U.S. Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to U.S. Agent and is directly drawable by U.S. Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to U.S. Agent; and for the avoidance of doubt, such ineligibility shall not apply to accounts owed by U.S. or Canadian domiciled Account Debtors owned by foreign companies or governments,

(e) Accounts that are not payable in Dollars for U.S. Borrowers or Canadian Dollars for Canadian Borrowers,

(f) Accounts with respect to which the Account Debtor is (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of the U.S. Agent, with the Assignment of Claims Act, 31 USC § 3727), (ii) any state of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the satisfaction of U.S. Agent in the exercise of its Permitted Discretion, with all applicable state assignment-of-claims statutes) or (iii) a Canadian Governmental Authority, if the enforceability or effectiveness against such Canadian Governmental Authority of an assignment of such Account is subject to any precondition which has not been fulfilled,

(g) Accounts with respect to which the Account Debtor is a creditor of any Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, but only to the extent of the amount of such claim, right of setoff, or dispute,

(h) Accounts with respect to an Account Debtor (excluding certain Account Debtors whose corporate credit rating is A- or higher as rated by Standard & Poor’s, Inc. or A3 or higher by Moody’s Investor Service, Inc.) whose total obligations owing to Borrowers exceed 15% (such percentage as applied to a particular Account Debtor being subject to reduction by U.S. Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by U.S. Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(i) Accounts with respect to Account Debtors whose corporate credit rating is A- or higher as rated by Standard & Poor’s, Inc. or A3 or higher by Moody’s Investor Service, Inc. and whose total obligations owing to Borrowers exceed 60% (such percentage as applied to a particular Account Debtor being subject to reduction by U.S. Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by U.S. Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Except for Accounts on which the Account Debtor is obligated to pay regardless of the failure of any subsequent performance, Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(l) Except for Accounts on which the Account Debtor is obligated to pay regardless of the failure of any subsequent performance, Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services,

(m) Accounts with respect to which U.S. Agent or Canadian Agent, as applicable, does not have a valid first priority lien,

(n) Accounts owing from any Person or entity named on the list of Specifically Designated Nations maintained by OFAC.

“Eligible Acquisition Accounts Receivable” means those Eligible Accounts which are less than 90 days past invoice date, for the underwriting or pre-funding of new data acquisition projects for the percentage of work completed on each acquisition project.

“Eligible Cash Resale Accounts Receivable” means those Eligible Accounts which are less than 90 days past invoice date, for licensing of data from the Data Library, including data currently in progress.

“Eligible Extended Term Accounts Receivable” means those Eligible Accounts for licensing of data from the Data Library, including data currently in progress, whose payment terms are contractually greater than 120 days from invoice date and do not include any unpaid term payments that are more than 60 days from the original due date.

“Eligible Reproduction and Delivery and Data Processing Accounts Receivable” means those Eligible Accounts which are less than 90 days past invoice date, for the sale of goods or rendition of services as it relates to the applicable U.S. Borrower’s or Canadian Borrower’s reproduction and delivery services and data processing services.

“Eligible Transferee” means (a) so long as no Event of Default has occurred and is continuing with the approval of the Borrowers (such approval by Borrowers not to be unreasonably withheld, conditioned or delayed), (i) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, and (iii) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its

Affiliates) total assets in excess of $250,000,000, (b) any Affiliate (other than individuals) of a pre-existing Lender, (c) so long as no Event of Default has occurred and is continuing, any other Person approved by Agents and Borrowers (such approval by Borrowers not to be unreasonably withheld, conditioned or delayed), and (d) during the continuation of an Event of Default, any other Person approved by Agents.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code or the PPSA, as applicable).

“Equity Investment” means the investment of not less than $125.0 million by Centerbridge Capital Partners II, L.P. in Seitel Holdings, Inc. which shall be contributed to Parent, pursuant to the Stock Purchase Agreement, dated May 23, 2011, by and between Seitel Holdings, Inc. and Centerbridge Capital Partners II, L.P.

“Equity Investment Documents” means any documents entered into in connection with the Equity Investment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Availability” means, as of any date of determination, an amount equal to (i) the Maximum Revolver Amount less (ii) Total Outstandings less (iii) the amount of payables not being satisfied in the ordinary course of business in accordance with past practices, determined on a pro forma basis, using Total Outstandings as of the date of calculation and Maximum Revolver Amount based on the most recent Borrowing Base Certificate delivered to Agent; provided that, if the applicable Borrowing Base Certificate has not been delivered in accordance with the reporting requirements in Section 5.1, then Maximum Revolver Amount shall be deemed to be zero for purposes of this definition.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Existing Credit Facility” means the credit facilities with Royal Bank of Canada pursuant to the agreement dated September 1, 2009.

“Existing High Yield Notes” means the 9.75% unsecured senior notes due 2014 issued pursuant to the Existing High Yield Notes Indenture.

“Existing High Yield Notes Documents” means the Existing High Yield Notes, Existing High Yield Notes Indenture and any other documents entered into in connection with the Existing High Yield Notes.

“Existing High Yield Notes Indenture” means the Indenture, dated February 14, 2007, among Parent, as issuer, the guarantors named therein, and LaSalle Bank National Association, as trustee.

“FATCA” shall mean Sections 1471 through 1474 of the IRC, as in existence on the Closing Date (and any amended or successor version that is substantively comparable, provided that any such amended or successor version imposes criteria that are not materially more onerous than those contained in such Section as in existence on the Closing Date) and the regulations promulgated thereunder or published administrative guidance implementing such Sections.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter, dated as of even date with the Agreement, between Parent and Agents, in form and substance reasonably satisfactory to Agents.

“Fixed Charges” means, with respect to any date of determination and with respect to Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, and (c) all current federal, state, and local income taxes accrued during such period, and (d) all Restricted Junior Payments paid (whether in cash or other property, other than common Stock) during such period.

“Fixed Charge Coverage Ratio” means, with respect to Parent and its Subsidiaries for any period, the ratio of the following determined in accordance with GAAP: (i) Cash EBITDA for such period less Capital Expenditures made during such period (to the extent not already incurred in a prior period) to (ii) Fixed Charges for such period.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.13(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal (including the federal government of Canada), state, provincial, territorial, municipal, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means each U.S. Guarantor and each Canadian Guarantor, and “Guarantor” means any one of them.

“Guarantees” means the Canadian Guaranty and the U.S. Guaranty.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by any Borrower that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging any Borrower’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Parent or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.

“Hedge Provider” means Wells Fargo or any of its Affiliates.

“High Yield Notes” means (i) prior to the High Yield Notes Refinancing, the Existing High Yield Notes and (ii) from and after the High Yield Notes Refinancing, the New High Yield Notes.

“High Yield Notes Documents” means (i) prior to the High Yield Notes Refinancing, the Existing High Yield Notes, Existing High Yield Notes Indenture and any other documents entered into in connection with the Existing High Yield Notes and (ii) from and after the High Yield Notes Refinancing, the New High Yield Notes, the New High Yield Notes Indenture and any other documents entered into in connection with the New High Yield Notes.

“High Yield Notes Indenture” means (i) prior to the High Yield Notes Refinancing, the Existing High Yield Notes Indenture and (ii) from and after the High Yield Notes Refinancing, the New High Yield Notes Indenture.

“High Yield Notes Refinancing” means the refinancing of the Existing High Yield Notes with either (i) the New High Yield Notes or (ii) the Permitted Second Lien Term Loan Facility, in each case, on terms and conditions reasonably acceptable to Agents.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Incremental Revolver Commitments” means, for any U.S. Lender, any commitment by such U.S. Lender to make U.S. Advances pursuant to Section 2.1 as agreed to by such U.S. Lender in the respective Incremental Revolver Commitment Agreement delivered pursuant to Section 2.15; it being understood, however, that on each date upon which an Incremental Revolver Commitment of any U.S. Lender becomes effective, such Incremental Revolver Commitment of such U.S. Lender shall be added to (and thereafter become a part of) the Revolver Commitment of such U.S. Lender for all purposes of this Agreement as contemplated by Section 2.15.

“Incremental Revolver Lender” has the meaning specified therefor in Section 2.15(b) of the Agreement.

“Incremental Revolving Commitment Agreement” has the meaning specified therefor in Section 2.15(b) of the Agreement.

“Incremental Revolving Commitment Date” means each date upon which an Incremental Revolver Commitment under an Incremental Revolver Commitment Agreement becomes effective as provided in Section 2.15(b).

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), and (g) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other provincial, state or federal (including the federal government of Canada) bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreements” means (i) an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Parent, each of the other Loan Parties, and U.S. Agent, the form and substance of which is reasonably satisfactory to U.S. Agent and (ii) an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Parent, each of the other Loan Parties, and Canadian Agent, the form and substance of which is reasonably satisfactory to Canadian Agent.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, or 3 months thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code or the PPSA, as applicable), including seismic data to the extent the same is characterized as a good.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” U.S. Issuing Lender and/or Canadian Issuing Lender, as the context requires.

“Judgment Currency” has the meaning specified therefor in Section 17.14(a) of the Agreement.

“Judgment Conversion Date” has the meaning specified therefor in Section 17.14(a) of the Agreement.

“Lender” has the meaning set forth in the preamble to the Agreement, shall include the Issuing Lender, the Swing Lender and the Canadian Lenders, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means the U.S. Lender Group and the Canadian Lender Group.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agents in connection with the Lender Group’s transactions with Parent or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agents’ customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (d) out-of-pocket charges paid or incurred by Agents resulting from the dishonor of checks payable by or to any

Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of any Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Parent any of its Subsidiaries, (h) Agents’ reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or amending the Loan Documents, (i) each Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral, and (j) usage charges, charges, fees, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time imposed by the Underlying Issuer or incurred by the Issuing Lender in respect of Letters of Credit and out-of-pocket charges, fees, costs and expenses paid or incurred by the Underlying Issuer or the Issuing Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means the U.S. Letters of Credit and/or the Canadian Letters of Credit, as the context requires.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to U.S. Agent or Canadian Agent, as applicable, including provisions that specify that the U.S. Letter of Credit or Canadian Letter of Credit, as applicable, fee and all usage charges set forth in the Agreement will continue to accrue while the U.S. Letters of Credit or Canadian Letters of Credit, as applicable, are outstanding) to be held by such Agent for the benefit of the Lender in an amount equal to 105% of the then existing U.S. Letter of Credit Usage or an amount equal to 110% of the then existing Canadian Letter of Credit Usage, as applicable, (b) delivering to such Agent documentation executed by all beneficiaries under such Letters of Credit, in form and substance reasonably satisfactory to such Agent and the applicable Issuing Lender, terminating all of such beneficiaries’ rights under such Letters of Credit, or (c) providing such Agent with a standby letter of credit, in form and substance reasonably satisfactory to such Agent, from a commercial bank acceptable to such Agent (in its sole discretion) in an amount equal to 105% of the then existing U.S. Letter of Credit Usage or an amount equal to 110% of the then existing Canadian Letter of Credit Usage, as applicable (it being understood that the U.S. Letter of Credit or Canadian Letter of Credit, as applicable, fee and all usage charges set forth in the Agreement will continue to accrue while such Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by an Issuing Lender or an Underlying Issuer pursuant to a Letter of Credit.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 2.13(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.13(a) of the Agreement.

“LIBOR Rate” means the rate per annum appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by the applicable Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means each portion of an U.S. Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 3.50% per annum.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital

Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” means the U.S. Loan Account and/or the Canadian Loan Account, as the context requires.

“Loan Documents” means the Agreement, any Borrowing Base Certificate, the Control Agreements, the Fee Letter, the Guarantees, the Intercompany Subordination Agreements, the Letters of Credit, the Mortgages, the Security Agreements, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application or letter of credit agreement entered into by any Borrower in connection with the Agreement, and any other instrument or agreement entered into, now or in the future, by Parent or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means any Borrower or any Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of Parent’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Agents’ Liens with respect to the Collateral as a result of an action or failure to act on the part of Parent or its Subsidiaries.

“Material Contract” means contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.

“Material Subsidiary” means each Subsidiary that is not a Non-Material Subsidiary.

“Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.

“Maximum Canadian Revolver Amount” means, at any date, an amount equal to the lesser of (i) $5,000,000 Canadian Dollars, and (ii) the Canadian Borrowing Base on such date.

“Maximum Revolver Amount” means, at any date, an amount equal to the lesser of (i) $30,000,000, as may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement and as may be increased by the amount of Incremental Revolver Commitments in accordance with Section 2.15, and (ii) the sum of the U.S. Borrowing Base and the Canadian

Borrowing Base on such date; provided that, the Maximum Revolver Amount shall not exceed the total cash collected by the Borrowers for the preceding 120 Business Days prior to such date.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Parent or its Subsidiaries in favor of the applicable Agent, in form and substance reasonably satisfactory to such Agent, that encumber the Real Property Collateral.

“Net Cash Proceeds” means:

(a) with respect to any sale or disposition by Parent or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to any Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction; and

(b) with respect to the issuance or incurrence of any Indebtedness by Parent or any of its Subsidiaries, or the issuance by Parent or any of its Subsidiaries of any shares of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Parent or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction.

“Net Orderly Liquidation Value” means the net orderly liquidation value of the Data Library determined by HFBE, Inc. or another independent appraiser reasonably acceptable to Borrowers and U.S. Agent.

“New High Yield Notes” means the unsecured senior notes due 2019 issued pursuant to the New High Yield Notes Indenture.

“New High Yield Notes Documents” means the New High Yield Notes, New High Yield Notes Indenture and any other documents entered into in connection with the New High Yield Notes.

“New High Yield Notes Indenture” means an Indenture entered into by Parent, as issuer, the guarantors party thereto, and an institution reasonably acceptable to Agents, as trustee, in form and substance reasonably acceptable to Agents, governing the New High Yield Notes.

“Non-Material Subsidiary” means each and any Subsidiary listed on Schedule E-2 attached hereto, together with such additional Domestic Subsidiaries as may be designated from time to time as a “Non-Material Subsidiary” with the prior written consent of U.S. Agent or such additional Canadian Subsidiaries as may be designated from time to time as a “Non-Material Subsidiary” with the prior written consent of Canadian Agent so long as in each case such Subsidiary is an “Unrestricted Subsidiary” or the equivalent under the High Yield Notes Indenture and any other documentation evidencing Indebtedness for borrowed money; provided, however, that any Subsidiary shall cease to be a Non-Material Subsidiary in the event that, and at such time as, (i) such Subsidiary has assets in excess of $250,000, (ii) such Subsidiary, together with all other Non-Material Subsidiaries, have assets in excess of 5% of the consolidated total assets of Parent and its Subsidiaries, (iii) such Subsidiary, together with all other Non-Material Subsidiaries, have Cash EBITDA in excess of 5% of the consolidated Cash EBITDA of Parent and its Subsidiaries, in each case exclusive of assets constituting intercompany receivables, intercompany note payables, and similar intercompany balances or (iv) such Subsidiary ceases to be an “Unrestricted Subsidiary” under the High Yield Notes Indenture or any other documentation evidencing Indebtedness for borrowed money.

“Obligations” means (a) all loans (including the Advances (inclusive of Protective Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that

Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by Borrowers or any other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit, and (c) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning specified therefor in Section 13.1(i) of the Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.

“Payoff Date” means the first date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business,

(b) licenses and non-monetary exchanges of inventory or data assets in the ordinary course of business and consistent with past practice, sales or grants of licenses or sublicenses to use the inventory, patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Parent or any of its Subsidiaries to the extent in the ordinary course of business and consistent with past practice or not materially interfering with the business of Parent and its Subsidiaries,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(h) the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business,

(i) the sale or issuance of Stock of Parent,

(j) the lapse of registered patents, trademarks and other intellectual property of Parent and its Subsidiaries to the extent not economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interests of the Lenders,

(k) the making of a Restricted Junior Payment that is expressly permitted to be made pursuant to the Agreement,

(l) the making of a Permitted Investment,

(m) dispositions of marketable securities of Texon Petroleum Limited (ASX:TXN),

(n) dispositions of other assets received in connection with the licensing of data in the ordinary course of business, and

(o) dispositions of assets (other than Accounts, intellectual property, licenses, Stock of Subsidiaries of Parent, or Material Contracts) not otherwise permitted in clauses (a) through (m) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions since the Closing Date (including the proposed disposition) would not exceed $2,000,000.

“Permitted Holders” means ValueAct Capital and Centerbridge Capital Partners II, L.P.

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by the Agreement or the other Loan Documents, as well as Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b) Indebtedness set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; (iii) unsecured guarantees with respect to Indebtedness of Borrowers or one of their Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness in accordance with the terms hereof; and (iv) unsecured guarantees in the ordinary course of business of obligations of suppliers, customers, franchisees and licensees of the Loan Parties,

(f) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,

(g) the incurrence by Parent or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes,

(h) unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Stock of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $2,000,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agents,

(i) Indebtedness composing Permitted Investments,

(j) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrowers or any of their Subsidiaries consistent with past practice or to any Person in connection with financing the premiums of said insurance, or

(k) Permitted Intercompany Advances,

(l) (i) prior to the High Yield Notes Refinancing, Indebtedness evidenced by the Existing High Yield Notes and (ii) from and after the High Yield Notes Refinancing, Indebtedness evidenced by either (i) the New High Yield Notes or (ii) the Permitted Second Lien Term Loan Facility, in each case, so long as no Default or Event of Default exists at the time of issuance of the New High Yield Notes or the incurrence of Indebtedness under the Permitted Second Lien Term Loan Facility, as applicable, and the terms of the New High Yield Notes or the Permitted Second Lien Term Loan Facility, as applicable, are reasonably acceptable to Agents, or

(m) other unsecured Indebtedness in principal amount not to exceed $1,000,000.

“Permitted Intercompany Advances” means (a) loans made by (i) a U.S. Borrower or U.S. Guarantor to another U.S. Borrower or a U.S. Guarantor, (ii) a Canadian Borrower or a Canadian Guarantor to another Canadian Borrower or a Canadian Guarantor, (iii) a non-Loan Party to another non-Loan Party, (iv) a non-Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (v) a U.S. Borrower or U.S. Guarantor to a Canadian Borrower or a Canadian Guarantor, or a Canadian Borrower or Canadian Guarantor to a U.S. Borrower or a U.S. Guarantor, in each case, so long as (x) the amount of such loans does not exceed $15,000,000 outstanding at any one time and (y) no Event of Default has occurred and is continuing or would result therefrom, and (b) intercompany accounts incurred in the ordinary course of business.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of seismic data, goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) Permitted Intercompany Advances,

(h) Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j) non-cash loans to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Stock in Parent so long as the proceeds of such loans are used in their entirety to purchase such stock in Parent,

(k) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(l) Investments, following the date of the Agreement, by any Loan Party or any of its Subsidiaries in joint ventures not to exceed $10,000,000 in the aggregate,

(m) formation of new Subsidiaries by a Loan Party, provided, that (i) such Subsidiary shall comply with the requirements of Section 5.11, (ii) Parent shall have provided U.S. Agent at least 10 Business Days prior to the formation or acquisition of any such Subsidiary and (iii) such Subsidiary’s business shall comply with the requirements set forth in Section 6.6, and

(n) Investments made in connection with purchases of seismic data.

“Permitted Liens” means:

(a) Liens granted to, or for the benefit of, any Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agents’ Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases,

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts deposited to secure Parent’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance or in connection with social security or other such programs,

(i) Liens on amounts deposited to secure Parent’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited to secure Parent’s and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness

(m) the Lien granted to Travelers on the Travelers’ Collateral Account, so long as the amount deposited in the Travelers’ Collateral Account does not exceed $500,000,

(n) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(o) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,

(p) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(r) Liens granted to, or for the benefit of, the Royal Bank of Canada with respect to a credit card held by the Loan Parties in an amount not to exceed CAD$125,000,

(s) Liens granted to, or for the benefit of, any agent under the Permitted Second Lien Term Loan Facility to secure the obligations under such facility, or

(t) Liens relating to other obligations not to exceed $1,000,000 in the aggregate.

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment or other term under any applicable lease, provided that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) U.S. Agent is satisfied, in its permitted discretion, that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agents’ Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $10,000,000.

“Permitted Second Lien Term Loan Facility” means a second-lien debt facility providing for term loans (including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder)) with terms and conditions satisfactory to Agents, including, without limitation, intercreditor and subordination provisions or agreements, as such facility may be amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time so long as the terms of such amendment, restatement or other modification are satisfactory to Agents.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“PPSA” means collectively the Personal Property Security Act (Alberta) and (British Columbia) (as each may be amended and in effect from time to time) or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical consolidated financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a U.S. Lender’s obligation to make U.S. Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments of U.S. Lenders being terminated or reduced to zero, the percentage obtained by dividing (y) such U.S. Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all U.S. Lenders, and (ii) from and after the time that the Revolver Commitments of U.S. Lenders have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such U.S. Lender’s U.S. Advances by (z) the outstanding principal amount of all U.S. Advances,

(b) with respect to a U.S. Lender’s obligation to participate in U.S. Letters of Credit and Reimbursement Undertakings, to reimburse U.S. Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments of U.S. Lenders being terminated or reduced to zero, the percentage obtained by dividing (y) such U.S. Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all U.S. Lenders, and (ii) from and after the time that the Revolver Commitments of U.S. Lenders have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such U.S. Lender’s U.S. Advances by (z) the outstanding principal amount of all U.S. Advances; provided, however, that if all of the U.S. Advances have been repaid in full and U.S. Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments of U.S. Lenders had not been terminated or reduced to zero and based upon the Revolver Commitments of U.S. Lenders as they existed immediately prior to their termination or reduction to zero, or

(c) with respect to a Canadian Lender’s obligation to make Canadian Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments of Canadian Lenders being terminated or reduced to zero, the percentage obtained by dividing (y) such Canadian Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Canadian Lenders, and (ii) from and after the time that the Revolver Commitments of Canadian Lenders have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Canadian Lender’s Canadian Advances by (z) the outstanding principal amount of all Canadian Advances,

(d) with respect to a Canadian Lender’s obligation to participate in Canadian Letters of Credit and Reimbursement Undertakings, to reimburse Canadian Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments of Canadian Lenders being terminated or reduced to zero, the percentage obtained by dividing (y) such Canadian Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Canadian Lenders, and (ii) from and after the time that the Revolver Commitments of Canadian Lenders have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Canadian Lender’s Canadian Advances by (z) the outstanding principal amount of all Canadian Advances; provided, however, that if all of the Canadian Advances have been repaid in full and Canadian Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments of Canadian Lenders had not been terminated or reduced to zero and based upon the Revolver Commitments of Canadian Lenders as they existed immediately prior to their termination or reduction to zero, or

(e) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate amount of Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.

“Protective Advances” has the meaning specified therefor in Section 2.3(d) of the Agreement.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Cash” means, as of any date of determination, the Dollar Equivalent of the amount of unrestricted cash and Cash Equivalents of Parent and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States or Canada.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Parent or its Subsidiaries and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Parent or its Subsidiaries.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” and “Registers” have the meaning specified therefor in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning specified therefor in Section 13.1(h) of the Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.14(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Canadian Lenders” means, at any time, Canadian Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%; provided, however, that at any time there are 2 or more U.S. Lenders, “Required Lenders” must include at least 2 Canadian Lenders.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%; provided, however, that at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders.

“Required U.S. Lenders” means, at any time, U.S. Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%; provided, however, that at any time there are 2 or more U.S. Lenders, “Required Lenders” must include at least 2 U.S. Lenders.

“Restricted Junior Payment” means to (a) declare or pay any dividend or make any other payment or distribution on account of Stock issued by Parent (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Stock issued by Parent in their capacity as such (other than dividends or distributions payable in Stock issued by Parent, or (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent) any Stock issued by Parent.

“Restrictive Agreement” means any agreement (other than a Loan Document) that conditions or restricts the right of any Loan Party or any Subsidiary thereof to incur or repay Indebtedness, to grant Liens on any assets, to declare or make Restricted Junior Payments, to modify, extend or renew any agreement evidencing Indebtedness, or to repay any intercompany Indebtedness.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 and pursuant to Incremental Revolver Commitments made in accordance with the provisions of Section 2.15.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreements” means the U.S. Security Agreement and the Canadian Security Agreement.

“Seitel Holdings” means Seitel Holdings, Inc., a Delaware corporation.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts, excluding intercompany debt; provided, however, each Loan Party agrees that any such intercompany debt shall be deemed to have been contributed to capital or waived as of the date hereof in the event any challenge is raised to the validity of any Guaranty.

“Statutory Lien Payments” has the meaning specified therefor in Section 4.30 of the Agreement.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supporting Obligations” means supporting obligations (as such term is defined in the Code).

“Swing Lender” means U.S. Swing Lender and/or Canadian Swing Lender, as the context requires.

“Swing Loan” means the U.S. Swing Loan and/or the Canadian Swing Loan, as the context requires.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16(d), (e) or (f) of the Agreement; (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time of such assignment (or designation of a new lending office); and (iv) any United States federal withholding Tax that would not have been imposed but for a failure by such Lender or Participant (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of FATCA.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Total Outstandings” means the sum of the outstanding principal amounts of all Advances, Swing Loans and the face amount of all Letters of Credit, determined as of the close of business on each Business Day after giving effect to all changes in Total Outstandings during such Business Day.

“Trademark Security Agreement” means that certain trademark security agreement, dated as of even date with the Agreement, executed and delivered by each Loan Party party thereto in favor of the applicable Agent, for the benefit of the applicable Lender Group and the applicable Bank Product Providers, in form and substance reasonably satisfactory to such Agent.

“Travelers’ Collateral Account” means that certain Smith Barney Collateral Pledge Account (or any replacement thereof), which has been established to provide cash collateral to Travelers Casualty and Surety Company of America (“Travelers”) in connection with the issuance and continuation of surety bonds in an amount not to exceed approximately $500,000, issued by Travelers on behalf of the Borrowers, pursuant to one or more General Contracts of Indemnity between one or more of the Borrowers, as indemnitor(s), and Travelers, as indemnitee or surety.

“U.S. Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“U.S. Agent” has the meaning specified therefor in the preamble to the Agreement.

“U.S. Availability” means, as of any date of determination, the amount that U.S. Borrowers are entitled to borrow as U.S. Advances hereunder (after giving effect to all then outstanding U.S. Obligations (other than U.S. Bank Product Obligations) and all sublimits and reserves imposed in accordance with the terms hereof and then applicable hereunder).

“U.S. Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any U.S. Borrower or U.S. Guarantor and their Domestic Subsidiaries to any U.S. Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations of a U.S. Borrower or Domestic Subsidiary, and (c) all amounts that any Agent or any Lender is obligated to pay to a U.S. Bank Product Provider as a result of such Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a U.S. Bank Product Provider with respect to the Bank Products provided by such U.S. Bank Product Provider to such U.S. Borrower or U.S. Guarantor or their Domestic Subsidiaries.

“U.S. Bank Product Provider” means Wells Fargo or any of its Affiliates.

“U.S. Bank Product Reserve Amount” means, as of any date of determination, the Dollar or Canadian Dollar amount of reserves that the applicable

Agent has established (based upon the Bank Product Providers’ reasonable determination of its credit exposure to Parent and its Subsidiaries in respect of U.S. Bank Product Obligations with respect to U.S. Borrower in respect of Dollars or Canadian Dollars, as the case may be) in respect of Bank Products then provided or outstanding.

“U.S. Borrower” has the meaning specified therefor in the preamble to the Agreement.

“U.S. Borrowing” means a borrowing hereunder consisting of U.S. Advances made on the same day by a U.S. Lender (or U.S. Agent on behalf thereof), or by a U.S. Swing Lender in the case of a U.S. Swing Loan, or by U.S. Agent in the case of a U.S. Protective Advance, in each case, to a U.S. Borrower.

“U.S. Borrowing Base” means as of any date of determination, with respect to each U.S. Borrower and U.S. Guarantor, an amount equal to the sum of: (i) 85% of Eligible Cash Resale Accounts Receivable, less the amount, if any, of the Dilution Reserve; plus (ii) 85% of Eligible Acquisition Accounts Receivable, less the amount, if any, of the Dilution Reserve; plus (iii) the lesser of (a) 85% of Eligible Extended Term Accounts Receivable, less the amount, if any, of the Dilution Reserve, and (b) $10.0 million; plus (iv) 85% of Eligible Reproduction and Delivery and Data Processing Accounts Receivable, less the amount, if any, of the Dilution Reserve; plus (v) up to $17.0 million advance against 85% of the Net Orderly Liquidation Value of the Data Library; minus (v) Applicable U.S. Reserves.

“U.S. Borrowing Base Excess” has the meaning set forth in Section 2.4(e)(i) of the Agreement.

“U.S. Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any U.S. Borrower or U.S. Guarantor or their Domestic Subsidiaries in or upon which a Lien is granted by such Person in favor of U.S. Agent or the U.S. Lenders under any of the Loan Documents.

“U.S. Designated Account” means the U.S. bank account of U.S. Borrowers identified on Schedule D-1.

“U.S. Guarantors” means each U.S. Borrower and each Domestic Subsidiary of Parent that is a Material Subsidiary (other than any Material Subsidiary that is not required to become a Guarantor pursuant to Section 5.11), and each other Person that becomes a U.S. Guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, and “U.S. Guarantor” means any one of them.

“U.S. Guaranty” means that certain general continuing guaranty, dated as of even date with the Agreement, executed and delivered by each extant U.S. Guarantor in favor of U.S. Agent, for the benefit of the U.S. Lender Group and the U.S. Bank Product Providers, in form and substance reasonably satisfactory to U.S. Agent.

“U.S. Issuing Lender” means WFCF or any other U.S. Lender that, at the request of any U.S. Borrower and with the consent of U.S. Agent, agrees, in such U.S.

Lender’s sole discretion, to become a U.S. Issuing Lender for the purpose of issuing U.S. Letters of Credit or Reimbursement Undertakings pursuant to Section 2.11 of the Agreement and the U.S. Issuing Lender shall be a U.S. Lender.

“U.S. Lenders” means Lenders that make U.S. Advances under the Agreement.

“U.S. Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by U.S. Issuing Lender or U.S. Underlying Issuer, as the context requires, to a U.S. Borrower.

“U.S. Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding U.S. Letters of Credit.

“U.S. Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“U.S. Lender Group” means each of the U.S. Lenders (including U.S. Issuing Lender and U.S. Swing Lender) and U.S. Agent, or any one or more of them.

“U.S. Maximum Revolver Amount” means, at any date, an amount equal to the lesser of (i) $30,000,000, as may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement and as may be increased by the amount of Incremental Revolver Commitments in accordance with Section 2.15, (ii) the U.S. Borrowing Base on such date and (iii) the Maximum Revolver Amount.

“U.S. Obligations” means all Obligations of any U.S. Borrower or U.S. Guarantor.

“U.S. Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.

“U.S. Protective Advances” has the meaning specified therefor in Section 2.3(d) of the Agreement.

“U.S. Reimbursement Undertaking” has the meaning set forth in Section 2.11(a) of the Agreement.

“U.S. Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding U.S. Advances, plus (b) the amount of the U.S. Letter of Credit Usage.

“U.S. Security Agreement” means a security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to U.S. Agent, executed and delivered by the U.S. Borrowers and U.S. Guarantors to U.S. Agent.

“U.S. Swing Lender” means WFCF or any other U.S. Lender that, at the request of a U.S. Borrower and with the consent of U.S. Agent agrees, in such U.S. Lender’s sole discretion, to become the U.S. Swing Lender under Section 2.3(b) of the Agreement.

“U.S. Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“U.S. Underlying Issuer” means Wells Fargo or one of its Affiliates.

“U.S. Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.

“Underlying Issuer” means U.S. Underlying Issuer and/or Canadian Underlying Issuer, as the context requires.

“Underlying Letter of Credit” means a U.S. Letter of Credit and/or a Canadian Letter of Credit, as the context requires.

“United States” means the United States of America.

“ValueAct Capital” means ValueAct Capital Master Fund, L.P., a British Virgin Islands limited partnership, ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., ValueAct Capital International, Ltd. and its successor ValueAct Capital International I, L.P., Value Act Capital International II, L.P., VA Partners, LLC, ValueAct Capital Management LLC, or other affiliated Persons under common Control.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFCF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.

“WFCFCC” means Wells Fargo Capital Finance Corporation Canada, a corporation incorporated under the laws of Ontario.

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                      between                      (“Assignor”) and                      (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1. In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrower to Assignor with respect to Assignor’s share of the Advances assigned hereunder, as reflected on Assignor’s books and records.

3. The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon any Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agents by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]

4. Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the U.S. Agent or the Canadian Agent, as applicable for recording by such Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) unless waived by the U.S. Agent or the Canadian Agent, as applicable, the receipt by such Agent for its sole and separate account a processing fee in the amount of $3,500, (c) the receipt of any required consent of the Agents, and (d) the date specified in Annex I.

5. As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9(a) of the Credit Agreement.

6. Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, the U.S. Agent or the Canadian Agent, as applicable, shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

ACCEPTED THIS DAY OF

[WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as U.S. Agent

By
Name:
Title:]

[WELLS FARGO CAPITAL CORPORATION CANADA, a corporation incorporated under the laws of the Province of Ontario, as Canadian Agent

By
Name:
Title:]

[SEITEL, INC.[1] a Delaware corporation,

By
Name:
Title:]

[1]	If required by the provisions of the Credit Agreement.

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1. U.S. Borrowers: Seitel, Inc., a Delaware corporation and any other Domestic Subsidiary of Seitel, Inc. designated from time to time as a “U.S. Borrower” under the Credit Agreement.

2.        Canadian Borrowers: Olympic Seismic Ltd., a corporation incorporated under the laws of the Province of Alberta, and any other Canadian Subsidiary of Seitel, Inc. designated from time to time as a “Canadian Borrower” under the Credit Agreement.

2. Name and Date of Credit Agreement:

Credit Agreement, dated as of May 25, 2011, by and among U.S. Borrower, Canadian Borrower, the lenders from time to time party thereto (the “Lenders”), Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as administrative agent and collateral agent for the U.S. Lenders (in such capacity, together with its permitted successors and assigns in such capacity, “U.S. Agent”), and Wells Fargo Capital Finance Corporation Canada, a corporation incorporated under the laws of the Province of Ontario, as administrative agent and collateral agent for the Canadian Lenders (in such capacity, together with its permitted successors and assigns in such capacity, “Canadian Agent”).

3. Date of Assignment Agreement:	_____
4. Amounts:
a. Assigned Amount of Revolver Commitment	$
b. Assigned Amount of Advances	$
5. Settlement Date:	_____
6. Purchase Price	$
7. Notice and Payment Instructions, etc.

Assignee:	Assignor:

8.	Agreed and Accepted:

[ASSIGNOR]	[ASSIGNEE]

By:	By:
Title:	Title:

Accepted:
[WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as U.S. Agent

By
Name:
Title:]

[WELLS FARGO CAPITAL CORPORATION CANADA, a corporation incorporated under the laws of the Province of Ontario, as Canadian Agent

By
Name:
Title:]

Exhibit 10.1(b)

EXHIBIT B-1

WELLS FARGO

Summary Page Borrowing Base Certificate

Date ____________
Name Seitel, Inc.

A/R As of: ____________
Data Library As of: ____________

Pursuant to the provisions of the Credit and Security Agreement and other financing documents (collectively the "Loan Agreement") made by and between (Borrower) and Wells Fargo Capital Finance (Bank), Borrower hereby delivers this Borrowing Base and Loan Report to Wells Fargo Capital Finance in order to induce Wells Fargo Capital Finance to make loans to Borrower pursuant to the Loan Agreement.

Accounts Receivable

	U.S. (in USD)	Canadian (in CAD)
Accounts Receivable Balance per Aging Report Assigned To Wells Fargo Capital Finance	-	-
Less Ineligibles (detailed on page 2)	-	-
Net Eligible Accounts Receivable	-	-
Accounts Receivable Availability before Sublimit(s)	-	-
Net Available Accounts Receivable after AR Type Sublimit(s)	-	-

Data Library

	U.S.	Canadian	U.S. (in USD)	Canadian (in CAD)
FMV of Data Library as of appraisal dated				
NOLV of Data Library as of appraisal dated				
85% of the Lesser of the FMV or NOLV			-	-
Data Library Availability before Sublimit(s)			-	-
Divisional Data Library Sublimit	17,000,000.00	3,000,000.00		
Available Data Library after Sublimit(s)			-	-

Net Availability

	U.S. (in USD)	Canadian (in CAD)	U.S. (in USD)	Canadian (in CAD)
Total Availability before Term Loan, Loans & Reserves			-	-
Letters of Credit (LC's):			-	-
Letter of Credit Sublimit	7,500,000.00	5,000,000.00		
Lesser of Letters of Credit (LC's) balance & Sublimit			-	-
Other Reserves				
Dilution Reserve			-	
Wage Earner Reserve			-	
120 Business Day Collection Rule			-	
Other			-	
Total Reserves			-	-
Total Availability after LC's and Reserves before Loan Balance			-	-
Divisional Sublimit	30,000,000.00	5,000,000.00		
Lesser of Net Availability and Sublimit			-	-

			Consolidated (USD)	CAD fx rate
Total U.S. and Canadian Availability after L/C's and Reserves before Loan Balance				
Total Credit Line	30,000,000.00	*Suppressed Availability*	-	
Availability before Loan Balance			30,000,000.00	
Loan Ledger Balance		As of:	-	
Cash in-transit			-	
Adjusted Loan Balance			-	
Net Availability			30,000,000.00	

The undersigned borrower certifies to you that: (a) this report, including all other reports and other schedules referred to herein, is true and correct in all respects, is in accordance with the books and records of the undersigned and is prepared in accordance with the terms of the Loan Agreement; (b) as of the date hereof, all representations and warranties of the undersigned contained in the Loan Agreement are true and correct; and (c) no default or event of default or any event or condition, which with the giving of notice or the passage of time or both would constitute a default or event of default under the Loan Agreement, exists.

____
Authorized Signer

List of attachments included with this Borrowing Base Certificate:

Page 2 - Accounts Receivable Availability Detail
Page 2b - Accounts Receivable Concentrations
Page 2c - Accounts Receivable Dilution

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[Seitel Inc.’s letterhead]

To:	[Wells Fargo Capital Finance, LLC

One Boston Place

Boston, MA 02108

Attn: Business Finance Division Manager]

Re:	Compliance Certificate dated

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (the “Credit Agreement”) dated as of May 25, 2011, by and among by and among Seitel, Inc., a Delaware corporation (“Parent or U.S. Borrower”), Olympic Seismic Ltd., a corporation incorporated under the laws of the Province of Alberta (“Canadian Borrower”), the lenders signatory thereto (the “Lenders”), Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as administrative agent and collateral agent for the U.S. Lenders (in such capacity, together with its permitted successors and assigns in such capacity, “U.S. Agent”), and Wells Fargo Capital Finance Corporation Canada, a corporation incorporated under the laws of the Province of Ontario, as administrative agent and collateral agent for the Canadian Lenders (in such capacity, together with its permitted successors and assigns in such capacity, “Canadian Agent”).

Pursuant to Schedule 5.1 of the Credit Agreement, the undersigned officer of Parent hereby certifies that:

1. The financial information of Parent and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Parent and its Subsidiaries.

2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Parent and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 5.1 of the Credit Agreement.

3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Parent and its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4. The representations and warranties of Parent and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent they relate to a specified date), except as set forth on Schedule 3 attached hereto.

5. Parent and its Subsidiaries are in compliance with the applicable covenant contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this                  day of                             ,                 .

SEITEL, INC.

By:
Name:
Title:

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Financial Covenant

Fixed Charge Coverage Ratio.

Parent’s and its Subsidiaries’ Fixed Charge Coverage Ratio, measured on a quarterly basis, for the fiscal quarter ending                     ,                      is             :1.0, which [is/is not] greater than or equal to 1.0:1.0, and Excess Availability for the fiscal quarter ending                         ,                          is $                    , which [is/is not] greater than or equal to $10,000,000.

EXHIBIT L-1

FORM OF LIBOR NOTICE

Wells Fargo Capital Finance, LLC, as U.S. Agent

One Boston Place

Boston, MA 02108

Ladies and Gentlemen:

Reference hereby is made to that certain Credit Agreement, dated as of May 25, 2011 (the “Credit Agreement”), by and among Seitel, Inc., a Delaware corporation (“U.S. Borrower”), Olympic Seismic Ltd., a corporation incorporated under the laws of the Province of Alberta (“Canadian Borrower”), the lenders signatory thereto (the “Lenders”), Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as administrative agent and collateral agent for the U.S. Lenders (in such capacity, together with its permitted successors and assigns in such capacity, “U.S. Agent”), and Wells Fargo Capital Finance Corporation Canada, a corporation incorporated under the laws of the Province of Ontario, as administrative agent and collateral agent for the Canadian Lenders (in such capacity, together with its permitted successors and assigns in such capacity, “Canadian Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

This LIBOR Notice represents the applicable U.S. Borrower’s request to elect the LIBOR Option with respect to outstanding Advances in the amount of $                 (the “LIBOR Rate Advance”)[, and is a written confirmation of the telephonic notice of such election given to U.S. Agent].

The LIBOR Rate Advance will have an Interest Period of [1] [2] [3] month[s] commencing on                     .

This LIBOR Notice further confirms such U.S. Borrower’s acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.

Such U.S. Borrower represents and warrants that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document or any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above, is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated:

[INSERT NAME OF U.S. BORROWER]

By
Name:
Title:

Acknowledged by:

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as U.S. Agent

By:
Name:
Title: